UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2013

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the Carmike 15 Theatre, located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 on Wednesday, May 29, 2013, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect the eight (8) director nominees described in this Proxy Statement to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013;

3.	Conduct an advisory vote to approve executive compensation, often referred to as a “say on pay”; and

4.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Friday, April 5, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the proxy card and mail it promptly in the accompanying envelope. You may also vote your shares over the internet or by telephone as described on your proxy card or notice of internet availability of proxy materials.

By Order of the Board of Directors,

DANIEL E. ELLIS

Secretary

Columbus, Georgia

April 19, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. YOU MAY ALSO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE AS DESCRIBED ON YOUR PROXY CARD OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the entire proxy statement.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m., local time, on Wednesday, May 29, 2013
Place:	Carmike 15 Theatre, 5555 Whittlesey Boulevard, Columbus, GA 31909
Record Date:	April 5, 2013

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendation
Election of directors	FOR EACH NOMINEE
Ratification of Deloitte & Touche LLP as auditors for the 2013 fiscal year	FOR
Advisory vote to approve executive compensation	FOR

Director Nominees

Name	Age (1)	Director Since	Occupation	Independent
Roland C. Smith	58	2002	President and Chief Executive Officer of Delhaize America and Executive Vice-President of Delhaize Group	Yes
Mark. R. Bell	67	2011	Former Senior Partner at PricewaterhouseCoopers and Arthur Andersen	Yes
Jeffrey W. Berkman	48	2009	Founding Partner of The Berkman Law Firm PLLC	Yes
Sean T. Erwin	61	2012	Chairman of the Board and former Chief Executive Officer of Neenah Paper, Inc.	Yes
James A. Fleming	54	2009	Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc.	Yes
Alan J. Hirschfield	77	2002	Private investor and consultant; former Chief Executive Officer of Data Broadcasting Corporation, Twentieth Century Fox Film Corporation and Columbia Pictures, Inc.	Yes
S. David Passman III	60	2003	President and Chief Executive Officer, Carmike Cinemas, Inc.	No
Patricia A. Wilson	62	2004	Attorney in private practice; former General Counsel to NDCHealth Corporation	Yes

(1)	As of February 15, 2013

Ratification of Auditors

We are asking our stockholders to ratify the expected selection of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2013. Shown below is a summary of Deloitte & Touche LLP’s fees for services provided in fiscal 2011 and 2012.

	2011	2012
Audit Fees	$1,172,870	$962,800

Audit-Related Fees	182,051	459,634
Tax Fees	212,300	153,423
All Other Fees	—	—

Total Fees Paid to Auditor	$1,567,221	$1,575,857

Executive Summary of Fiscal 2012 Results

We completed a successful 2012 fiscal year with box office revenue increasing 12% compared with the 2011 period, primarily due to a record 2012 domestic box office of $10.83 billion. Attendance for 2012 increased 6.7%. We also continued to experience significant increases in concession and other per patron spending in 2012, achieving an increase of 6.8% over the 2011 fiscal year. For the 2012 year, revenue was $539.3 million which represented a 13% increase from 2011. As a result of our performance in 2012, we exceeded our 2012 EBITDA performance goals under our incentive plans.

In April 2012, we issued 4.6 million shares of our common stock, resulting in net proceeds of $56.3 million. In addition, in April 2012 we refinanced our existing term loan, with $210 million of 7.375% Senior Secured Notes due 2019. The common stock issuance and Senior Secured Notes provide us with greater flexibility to grow our circuit through acquisitions and new build-to-suit theatres. To this end, we acquired 16 theatres from Rave Reviews Cinemas, two theatres from Phoenix Big Cinemas and one theatre from Destinta Theatres in 2012. In addition, we opened four new build-to-suit theatres in 2012. We intend to complete additional build-to-suit theatres in 2013 and continue to pursue additional acquisitions. The Compensation and Nominating Committee has considered our 2012 performance and future operating plans in determining executive compensation for the Named Executive Officers.

Key 2012 Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee has made the following key decisions:

•	Base salaries for senior executives, which remained flat in 2011, were adjusted in 2012 based on market factors.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In 2012, these targets focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2012, equity and cash incentives were earned at 144% of target, based on actual EBITDA, and cash incentives were earned at between 75% and 150% of target based upon other operating performance criteria, including individual performance goals. Overall, cash incentives were earned between 118% and 135% of target.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. To better achieve this goal, beginning in 2012, stock option grants have been eliminated in favor of time-based restricted stock and performance shares with performance measured over a three-year period. Grants have been allocated, by value, 33% to time-based restricted stock and 66% to performance shares.

2012 Compensation For Executives

Set forth below is the 2012 compensation for each Named Executive Officer as determined under Securities and Exchange Commission rules. See the notes accompanying the 2012 Summary Compensation Table on pages 31 and 32 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. David Passman III
President and Chief Executive Officer	665,000	—	1,327,600	—	894,758	16,560	226,795	3,130,713

Richard B. Hare
Senior Vice President—Finance, Treasurer and Chief Financial Officer	335,000	25,000	384,578	—	340,193	11,494	73,239	1,169,504

Fred W. Van Noy
Senior Vice President and Chief Operating Officer	385,000	25,000	436,400	—	357,761	45,313	78,315	1,327,789

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary	300,000	25,000	360,030	—	312,525	1,210	59,779	1,058,514

John Lundin
Vice President—Film	232,000	—	125,465	—	95,410	—	12,580	465,455

Gary Krannacker
Vice President—General Manager Theatre Operations	115,170	—	282,598	—	—	—	396,944	794,712

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (which we refer to as “we,” “us,” “our” and “Carmike” in this proxy statement) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2013 (the “Annual Meeting”), at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting.

To conserve natural resources and reduce the costs of printing and distributing our proxy materials, we are furnishing proxy materials over the internet to many of our stockholders under the Securities and Exchange Commission’s notice and access rules. These stockholders will receive a notice of internet availability of proxy materials, instead of a paper copy of this proxy statement. The notice of internet availability of proxy materials contains instructions on how to access those documents and vote over the internet and how stockholders can receive a paper copy of our proxy materials, if they so desire. Carmike expects to mail this proxy statement and accompanying proxy card or a notice of internet availability of proxy materials to Carmike’s stockholders starting on or about April 19, 2013. Carmike’s 2012 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2013.

The proxy statement and the 2012 Annual Report to stockholders are available at https://www.cfpproxy.com/5234

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by telephone or internet voting or by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign and return the proxy card, or vote by telephone or over the internet (in each case as indicated on the proxy card or notice of internet availability of proxy materials, as applicable), you appoint S. David Passman III, Fred W. Van Noy and Daniel E. Ellis as your representatives at the meeting. Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares at the meeting as you have instructed them. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees, to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 and for the approval, on an advisory basis, of executive compensation. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares, under your proxy, in their discretion.

The designation of a proxy may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date, by voting via telephone or the internet at a later date, or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. Special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. In addition, we have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Such solicitation may be made personally, or by telephone, electronic mail, facsimile or mail. The anticipated cost of the services of Eagle Rock Proxy Advisors, LLC is $5,000, plus expenses.

We expect to announce preliminary voting results at the meeting. Carmike will publish the final results of the stockholder voting on a Form 8-K that it will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Friday, April 5, 2013 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 17,841,895 shares of Common Stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the ratification of an independent registered public accounting firm. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors, and the advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares are considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting but will have no effect on the outcome of the non-routine proposals.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have no effect.

Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” ratification or a stockholder may abstain from voting. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” approval or a stockholder may abstain from voting. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The table below summarizes the votes required and treatments of votes described above:

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions	Uninstructed shares
1	Election of directors	FOR EACH NOMINEE	Plurality of votes cast	No effect	No effect
2	Ratification of Deloitte & Touche	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	Discretionary broker voting permitted
3	Advisory vote to approve executive compensation	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	No effect

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal. The Compensation and Nominating Committee of the Board of Directors also evaluates other candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

Carmike’s Amended and Restated By-laws (the “By-laws”) state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has currently set the size of the full Board at eight directors.

All eight individuals nominated by the Board of Directors for election are presently directors of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors. See “Corporate Governance—Selection of Director Nominees—General Criteria and Process” on page 53 of the proxy statement. In addition, the Board of Directors determined that each nominee, except Mr. Passman, qualifies as an independent director under applicable standards.

There are no family relationships among our directors or executive officers.

Nominees

The following is a description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of February 15, 2013:

Roland C. Smith, Chairman of the Board, 58, has been one of Carmike’s directors since April 2002, and has served as Chairman of the Board of Directors since June 2009. In addition, he currently serves as Chairman of the Compensation and Nominating Committee, and as a member of the Executive Committee. Mr. Smith is currently President and Chief Executive Officer of Delhaize America and Executive Vice-President of Delhaize Group. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011 and served as President and Chief Executive Officer of The Wendy’s Company from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc., a restaurant owner, operator and franchisor, from September 2008 to July 2011. Mr. Smith served as the Chief Executive Officer of Triarc Companies, Inc. from June 2007 until September 2008 and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner operator and franchisor, from April 2006 until September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the

Triarc Restaurant Group (the predecessor to Arby’s Restaurant Group, Inc.) from February 1997 to April 1999. Mr. Smith currently serves on the Board of Directors of The Wendy’s Company. The Compensation and Nominating Committee considered Mr. Smith’s skills and experience demonstrated as a senior executive for several companies, as well as his familiarity and experience with the retail, leisure and entertainment industries in recommending that Mr. Smith be nominated as a director.

Mark R. Bell, 67, has been one of our directors since October 2011 and currently serves as a member of the Audit Committee and the Corporate Governance Committee. Mr. Bell is a retired Senior Partner at PricewaterhouseCoopers and Arthur Andersen. Mr. Bell currently serves as a director and Audit Committee Chairman of Reliability First Corporation, a not-for-profit company whose mission is to serve and enhance electric service reliability and security, and as a director and Audit Committee Chairman of TRX Corporation, a global technology company specializing in travel technology and data services. The Compensation and Nominating Committee considered Mr. Bell’s skills and experience, including financial expertise, demonstrated in his over 36 year career serving clients in multiple industries, including energy, utility and telecom and his work with Fortune 500 and mid-cap companies, providing a wide range of professional services, in recommending that Mr. Bell be nominated as a director.

Jeffrey W. Berkman, 48, has been one of our directors since November 2009 and currently serves as a member of the Compensation and Nominating Committee and the Corporate Governance Committee. Mr. Berkman is founding Partner of The Berkman Law Firm, PLLC where he currently serves as a solo practitioner. Mr. Berkman previously served as Senior Vice President and General Counsel of Bigfoot Ventures Ltd., a venture capital firm, and several affiliates, including a movie and television production company, a real estate investment and development company and various internet based businesses since 2000. Prior to 2000, Mr. Berkman was a Senior Associate at the law firms of Davis, Scott, Weber & Edwards (now Hogan Lovells); Arent Fox; and Whitman Breed Abbot & Morgan (now Winston & Strawn). The Compensation and Nominating Committee considered Mr. Berkman’s skills and experience demonstrated in his legal career, including as General Counsel of Bigfoot, as well as his experience and familiarity with the entertainment industry in recommending that Mr. Berkman be nominated as a director.

Sean T. Erwin, 61, has been one of our directors since May 2012 and currently serves as a member of the Audit Committee and the Corporate Governance Committee. Mr. Erwin currently serves as the Chairman of the Board of Neenah Paper, Inc., a position he has held since November 2004. Previously, Mr. Erwin also served as Chief Executive Officer of Neenah Paper, Inc. from the time of its spin-off from Kimberly-Clark Corporation in November 2004 until May 2011. Prior to the spin-off, he served as an employee of Kimberly-Clark since 1978 and held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah Paper Inc. by Kimberly-Clark. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as President of the Technical Paper business. Mr. Erwin was a Director of Elavon, Inc. (Formerly Nova Corp.) from July 2000 until its sale to U.S. Bancorp in 2001. The Compensation and Nominating Committee considered Mr. Erwin’s experience demonstrated as a senior public company executive as well as his expertise in finance and business management, in recommending that Mr. Erwin be nominated as a director.

James A. Fleming, 54, has been one of our directors since March 2009 and currently serves as a member of the Compensation and Nominating Committee. Mr. Fleming has served as Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc., an owner, operator, acquirer and redeveloper of shopping centers, since January 2011. Mr. Fleming was Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, a leading diversified real estate company, based in Atlanta and listed on the

New York Stock Exchange, from August 2004 to November 2010. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General Counsel and Secretary of Cousins Properties Incorporated. Prior to joining Cousins Properties, Mr. Fleming was a partner in the Atlanta law firm of Fleming & Ray from October 1994 until July 2001. The Compensation and Nominating Committee considered Mr. Fleming’s skills and experience demonstrated as a senior executive for Schottenstein Property Group, Inc. and Cousins Properties Incorporated, including as Chief Financial Officer and as General Counsel, as well as his familiarity and experience with the commercial real estate industry in recommending that Mr. Fleming be nominated as a director.

Alan J. Hirschfield, 77, has been one of our directors since April 2002 and currently serves as Chairman of the Audit Committee and a member of the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. and Leucadia National Corporation, a diversified holding company. Mr. Hirschfield served as a member of the Board of Directors of Interactive Data Corporation from 1992 to 2006 and as a member of the Board of Directors of Peregrine Systems, Inc. from 2003 to 2005. The Compensation and Nominating Committee considered Mr. Hirschfield’s skills and experience, including as a Chief Executive Officer, demonstrated throughout his career in the film and entertainment industries and his service on other public company boards, in recommending that Mr. Hirschfield be nominated as a director.

S. David Passman III, 60, has been our President and Chief Executive Officer since June 2009 and one of our directors since June 2003. Mr. Passman is a member of the Executive Committee. Mr. Passman served as the President and Chief Executive Officer of IBS-STL, Inc., or its predecessor, STL, Inc., a book publishing and distribution company, from June 2005 until January 2009. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co., a provider of printed products and software and related services to the financial institution market, from 1999 to 2003 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP, a public accounting firm. Mr. Passman served as the Managing Partner of the Atlanta, Georgia office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant. The Compensation and Nominating Committee considered Mr. Passman’s skills and experience demonstrated as a senior executive, including as Chief Executive Officer and Chief Financial Officer, for several private and public companies, his knowledge of our business and industry, and his expertise in public accounting, in recommending that Mr. Passman be nominated as a director. In addition, it has been our historic practice that our Chief Executive Officer serves as a director.

Patricia A. Wilson, 62, has been one of our directors since April 2004 and currently serves as a member of the Compensation and Nominating Committee, and Chair of the Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000, practicing in the fields of corporate finance and securities law. The Compensation and Nominating Committee considered Ms. Wilson’s skills and experience demonstrated throughout her legal career advising public companies on corporate, securities and governance affairs in recommending that Ms. Wilson be nominated as a director.

The Board of Directors recommends a vote FOR the nominees set forth above.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee intends to appoint Deloitte & Touche LLP to audit our consolidated financial statements for the year ending December 31, 2013 and the effectiveness of our internal control over financial reporting as of December 31, 2013, and to prepare reports on this audit. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders. We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If the intended appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Carmike and our stockholders.

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Alan J. Hirschfield as Chairman, Mark R. Bell and Sean T. Erwin. Each of Messrs. Hirschfield, Bell and Erwin meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Bell, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2012. The Audit Committee also has discussed with Deloitte & Touche LLP, Carmike’s independent registered public accounting firm for fiscal 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

By the Audit Committee:	Alan J. Hirschfield, Chairman
March 12, 2013	Mark R. Bell
Sean T. Erwin

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, and together with the Securities Act, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT AUDITORS

Aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2011	2012
Audit Fees (1)	$1,172,870	$962,800

Audit-Related Fees (2)	182,051	459,634
Tax Fees (3)	212,300	153,423
All Other Fees	—	—

Total Fees Paid to Auditor	$1,567,221	$1,575,857

(1)	Audit fees and expenses primarily relate to the 2011 and 2012 annual audits, the review of quarterly reports on Form 10-Q and the annual report on Form 10-K and the audit of internal controls over financial reporting.

(2)	Includes fees for accounting advisory services related to the accounting treatment of transactions or events, including acquisitions.

(3)	Includes fees for tax compliance, tax planning and advice services.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent registered public accounting firm in accordance with our general pre-approval policy.

None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive compensation program is the same as our goal for operating Carmike—to create long-term value for our stockholders. To achieve this goal, we have designed and implemented compensation programs for our executives to reward them for sustained financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with our company.

In this section, we summarize:

•

the role and activities of the Compensation and Nominating Committee, as well as outside compensation consultants and our executives, in matters of executive compensation, in general and during the fiscal year ended December 31, 2012;

•	compensation for our Named Executive Officers;

•	the philosophy, policies and principles of our executive compensation program;

•	the primary components of our executive compensation program—base salary, annual bonus, deferred compensation, long-term incentives, and benefits and perquisites;

•	the agreements with our Named Executive Officers;

•	certain insider trading, tax and accounting requirements; and

•

our compensation-related governance initiatives, including our stock ownership guidelines and holding period requirements, our incentive compensation recoupment policy and our policy not to provide excise tax gross-up payments.

Executive Summary of Fiscal 2012 Results

We completed a successful 2012 fiscal year with box office revenue increasing 12% compared with the 2011 period, primarily due to a record 2012 domestic box office of $10.83 billion. Attendance for 2012 increased 6.7%. We also continued to experience significant increases in concession and other per patron spending in 2012, achieving an increase of 6.8% over the 2011 fiscal year. For the 2012 year, revenue was $539.3 million which represented a 13% increase from 2011. As a result of our performance in 2012, we exceeded our 2012 EBITDA performance goals under our incentive plans.

In April 2012, we issued 4.6 million shares of our common stock, resulting in net proceeds of $56.3 million. In addition, in April 2012 we refinanced our existing term loan, with $210 million of 7.375% Senior Secured Notes due 2019. The common stock issuance and Senior Secured Notes provide us with greater flexibility to grow our circuit through acquisitions and new build-to-suit theatres. To this end, we acquired 16 theatres from Rave Reviews Cinemas, two theatres from Phoenix Big Cinemas and one theatre from Destinta Theatres in 2012. In addition, we opened four new build-to-suit theatres in 2012. We intend to complete additional build-to-suit theatres in 2013 and continue to pursue additional acquisitions. The Compensation and Nominating Committee has considered our 2012 performance and future operating plans in determining executive compensation for the Named Executive Officers.

Key 2012 Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee has made the following key decisions:

•	Base salaries for senior executives, which remained flat in 2011, were adjusted in 2012 based on market factors.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In 2012, these targets focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2012, equity and cash incentives were earned at 144% of target, based on actual EBITDA, and cash incentives were earned at between 75% and 150% of target based upon other operating performance criteria, including individual performance goals. Overall, cash incentives were earned between 118% and 135% of target.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. To better achieve this goal, beginning in 2012, stock option grants have been eliminated in favor of time-based restricted stock and performance shares with performance measured over a three-year period. Grants have been allocated, by value, 33% to time-based restricted stock and 66% to performance shares.

The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals. Accordingly, the committee may adopt changes to its approach and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

Consideration of “Say on Pay” Voting Results

The Compensation and Nominating Committee considered the results of the stockholder “say on pay” vote at our 2012 annual meeting of stockholders in making compensation decisions for 2012. Because over 94% of votes cast for or against the proposal approved our compensation program as described in our 2012 proxy statement, the Compensation and Nominating Committee believes that stockholders support our compensation policies and programs. Therefore, the Compensation Nominating Committee continued to generally apply the same principles in determining the amounts and types of executive compensation for 2012 and in structuring 2013 compensation.

The Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for setting the overall compensation strategy and compensation policies for our senior executives and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The Compensation and Nominating Committee’s functions are more fully described in its charter, which can be viewed at the investor relations page on our website at www.carmike.com. The Compensation and Nominating Committee annually reviews and recommends changes to its charter for approval by the Board of Directors.

Role of Compensation Consultants

The Compensation and Nominating Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or executive compensation. Since February 2010, the Compensation and Nominating Committee has engaged Mercer LLC as the Committee’s external compensation consultant to assist the Committee in reviewing and analyzing Carmike’s compensation structure and practices generally, the reports from Pearl Meyer & Partners (management’s compensation consultant) and management’s compensation recommendations. Mercer LLC has not been engaged to provide any other services to Carmike.

Carmike has engaged Pearl Meyer & Partners as management’s compensation consultant since June 2009. During 2012, Pearl Meyer & Partners provided various compensation recommendations, analyses and presentations, which included, among other items:

•	reviews and assessments of our share availability under our current long-term incentive plan;

•	reviews and assessments of the general market competitiveness of our current compensation structure for our senior executives;

•	an examination of a peer group for executive and director compensation benchmarking purposes;

•	reviews and assessments of our current short-term and long-term incentive plans relative to peer group practices and broader market trends; and

•	recommended changes to our current programs.

The Compensation and Nominating Committee utilizes a compensation peer group for executive and director benchmarking purposes developed in conjunction with Mercer LLC. In constructing its peer group, the Compensation and Nominating Committee and Mercer LLC considered each company’s size (based on revenue), industry, business model, scope of operations and number of employees, among other factors. The Compensation and Nominating Committee and Mercer LLC evaluated companies with revenue ranging from approximately one-half to two times Carmike’s revenue as well as other companies in the motion picture exhibition industry. The companies comprising this peer group are listed below:

• Ascent Media Corporation	• Life Time Fitness, Inc.	• Regal Entertainment Group
• California Pizza Kitchen	• LodgeNet Interactive Corporation	• Ruth’s Hospitality Group, Inc.
• CEC Entertainment, Inc.	• The Marcus Corporation	• Six Flags Entertainment Corporation
• Cinemark Holdings, Inc.	• McCormick and Schmick’s Seafood Restaurants, Inc.	• Texas Roadhouse, Inc.
• Great Wolf Resorts, Inc.	• Reading International, Inc.	• World Wrestling Entertainment, Inc.

Compensation Consultant Conflict of Interest Assessment

In light of new SEC rules, we requested and received information from Pearl Meyer & Partners and Mercer LLC addressing potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Nominating Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation and Nominating Committee concluded that the work of Pearl Meyer & Partners and Mercer LLC did not raise any conflict of interest.

Role of Executives in Establishing Compensation for 2012

Generally, the Chief Executive Officer makes recommendations to the Compensation and Nominating Committee for base salary and bonus compensation amounts for other senior executives. The Compensation and Nominating Committee also consults with the Chief Executive Officer when establishing the financial and operating criteria for performance-based bonuses applicable to other senior executives; however, the Committee meets in executive session when considering the compensation of the Chief Executive Officer. The Compensation and Nominating Committee periodically invites the Chief Executive Officer, the Chief Financial

Officer, the Secretary and other members of the Board of Directors to attend Committee meetings in order to receive operating and financial information from these officers and directors and to discuss goals, objectives and performance. The Compensation and Nominating Committee does not delegate any of its duties to management and regularly holds executive sessions without the members of management present.

Compensation Committee Activity

Mr. Smith, as Chairman, sets the agenda for each meeting of the Compensation and Nominating Committee in consultation with management, counsel and the other Committee members. In 2012, the Compensation and Nominating Committee met seven times. During these meetings in 2012, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2011 incentive bonuses for senior executives;

•	approved 2012 base salaries and incentive bonus objectives for the senior executive officers;

•

approved and recommended the adoption of changes to long-term equity compensation grants, including the discontinuation of stock option grants, in favor of time-based and performance share grants promoting the achievement of performance-based goals;

•

approved the grant of 81,000 shares of time-vested restricted stock and a target amount of 157,500 performance shares to a group of ten senior executives, including the NEOs (as defined below), in March 2012;

•	approved changes to our non-employee director compensation as discussed in more detail in the section entitled “Compensation of Directors”;

•	recommended candidates for election to the Board of Directors;

•	completed its annual self-evaluation process; and

•	reviewed and approved changes to the Board’s committee membership.

To date, the Compensation and Nominating Committee has held five meetings in 2013. During these meetings in 2013, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2012 incentive bonuses for senior executives;

•	approved the payment of special discretionary bonuses for 2012 to certain of the NEOs;

•	approved 2013 base salaries and incentive bonus objectives for the senior executive officers;

•	approved the grant of 64,050 shares of time-vested restricted stock and a target amount of 127,800 performance shares to a group of eleven senior executives, including the NEOs, in February 2013;

•	approved the addition of peer companies to our peer group;

•

approved seeking changes to the employment and separation agreements of certain Named Executive Officers and changes to long-term equity compensation grants, including treatment of equity grants upon various termination scenarios (as further described under “2013 Compensation Changes” below); and

•	recommended candidates for election to the Board of Directors.

Named Executive Officers for 2012

The Compensation and Nominating Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or “NEOs” included in the tables set forth following this Compensation Discussion and Analysis. The NEOs for 2012 include our Chief Executive Officer, our Chief Financial Officer, the three other executive officers with the highest total compensation for 2012, calculated in accordance with the rules and regulations of the SEC, as well as our former Vice-President—General Manager Theatre Operations, who left the Company effective April 11, 2012. Our NEOs for 2012 were:

•	S. David Passman III, President and Chief Executive Officer;

•	Richard B. Hare, Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	Fred W. Van Noy, Senior Vice President and Chief Operating Officer;

•	Daniel E. Ellis, Senior Vice President, General Counsel and Corporate Secretary;

•	John Lundin, Vice President—Film; and

•	Gary Krannacker, Former Vice President—General Manager Theatre Operations.

Compensation Philosophy, Policies and Principles

The Compensation and Nominating Committee is responsible for establishing the policies and principles that form the basis of our executive compensation programs. The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

We believe our compensation programs provide senior executives with a pay opportunity that is reasonable and competitive with the external market and that rewards performance. For example, in 2012, Carmike’s compensation policy for senior executives was designed to provide a competitive base of cash compensation (considering factors such as experience, qualifications and our recent performance) and tying incentive compensation to achieving specified levels of financial performance and specific operating goals. However, the Compensation and Nominating Committee believes that when our performance or the executive’s individual achievement exceeds performance objectives or does not meet expectations, overall pay should reflect actual performance. In connection with developing pay opportunities that are reasonable and competitive, the Compensation and Nominating Committee has utilized comparisons to published survey data and information gathered on our peer group.

We believe that a compensation structure related to performance reinforces our business objectives and the alignment of the employee’s interest with our stockholders. Senior executive compensation is linked to individual performance as well as overall company performance with respect to financial and operating objectives. The Compensation and Nominating Committee selects financial and operating metrics which it believes strongly correlate to key strategic goals and enhanced stockholder value over time. For instance, recent performance metrics have been designed in part to reflect our EBITDA targets and execution of strategic plans approved by the Board of Directors, as well as expense reductions.

Since 2010, the Compensation and Nominating Committee has had in place an equity-based long-term incentive compensation program that grants annual awards. The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and will enhance the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

In March 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), altered its approach to granting long-term compensation. This new approach eliminates stock options and instead offers an equity grant mix that includes, by value, 33% time-based restricted stock and 66% performance shares. The Compensation and Nominating Committee believes that the elimination of stock options will: (1) increase the performance-orientation of the program; (2) reduce our annual share usage; (3) better align the cost to us and the value we receive from the program; (4) increase a participant’s perceived value from the program; and (5) reflect the practices of our peer companies.

As part of this altered approach to long-term equity grants beginning in 2012, the Compensation and Nominating Committee restructured the terms of the performance share awards to senior executives in light of the principles described above. The restructured performance share awards have the following attributes:

•	three separate one-year performance measurement periods;

•	annual EBITDA-based performance goals equivalent to the goals for the annual cash incentive bonus program;

•

a payout percentage ranging from 50% (for threshold performance) to 150% (for exceeding target performance) of the targeted amount of performance-based restricted shares, with no payout for less than threshold performance and a 100% payout for target performance;

•	the vesting of any earned performance-based shares after completion of the third performance period (if the executive remains employed through such date); and

•

committee discretion to reduce the number of such earned shares granted to the target amount of shares if (1) the number of earned shares subject to potential vesting exceeds the target and (2) Carmike’s total shareholder return over the three-year period is negative.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash incentive bonus pursuant to our Annual Executive Bonus Program;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term equity incentives.

In addition, our compensation program includes certain benefits and perquisites. Each component is described in more detail below.

During 2012, the Compensation and Nominating Committee engaged Mercer LLC as the Committee’s external compensation consultant to assist the Committee in reviewing and analyzing Carmike’s compensation structure and practices generally, the reports from Pearl Meyer & Partners (management’s consultant) and management’s compensation recommendations. In connection with this review, the Compensation and Nominating Committee took the steps described below, with respect to the various elements of our executive pay.

Base Salary

Our base salary program is designed to provide our senior executives with a competitive base of cash compensation. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves base salaries for the other senior executive officers. The Compensation and Nominating Committee considers various factors, which include individual performance over time, each individual’s role and responsibilities and a general assessment of competitive market practices, when setting base salaries.

The base salary for our Chief Executive Officer was initially established under the terms of his June 2009 employment agreement. The terms of Mr. Passman’s employment agreement, including his base salary, were determined solely by the Compensation and Nominating Committee in consultation with its external compensation consultant and other independent members of the Board of Directors.

In March 2012 and January 2013, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, the advice and recommendation of management (including Pearl Meyer & Partners) and Mercer LLC (the Committee’s external compensation consultant), as well as the Committee’s experience and judgment, approved the 2012 and 2013 base salaries, respectively, for the NEOs as set forth in the following table. The increases in 2012 and 2013 reflect the Compensation and Nominating Committee’s belief that such amounts were reasonable based on market comparisons (including the compensation peer group) and our recent performance. Mr. Lundin’s increased salary for 2012 included a 2.5% increase in base salary received in connection with our establishment of a defined contribution retirement plan for all employees, in which Mr. Lundin is eligible to participate, as further described below.

Name	2011 Base Salary ($)		2012 Base Salary ($)	2013 Base Salary ($)
S. David Passman III	630,000		665,000	690,000
Richard B. Hare	325,000		335,000	350,000
Fred W. Van Noy	375,000		385,000	400,000
Daniel E. Ellis	290,000	(1)	300,000	312,000
John Lundin	225,000		232,000	245,000
Gary Krannacker (2)	170,000		175,000	N/A

(1)	Mr. Ellis was hired as Senior Vice President, General Counsel and Corporate Secretary on August 1, 2011 at an annual base salary of $290,000. Mr. Ellis earned a base salary of $124,583 for the period from August 1, 2011 to December 31, 2011.

(2)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012. The $175,000 base salary represents Mr. Krannacker’s annualized base salary for 2012.

Annual Cash Incentive Bonuses—Annual Executive Bonus Program

The Carmike Cinemas, Inc. Annual Executive Bonus Program (the “Bonus Program”) was approved by Carmike’s stockholders on May 30, 2012. The purpose of the Bonus Program is to give each participant the opportunity to receive an annual incentive bonus for each fiscal year payable in cash, if, and to the extent, the Compensation and Nominating Committee determines that the performance goals set by the Committee for each participant for such year have been satisfied. In addition, the Bonus Program is designed to meet the requirements for performance-based compensation under Section 162(m) of the Code.

Overall, the Bonus Program is designed to motivate and retain senior executive officers by providing at-risk cash compensation contingent upon achieving certain company and individual objectives, which for 2012 were financial and operating in nature. The 2012 bonus targets for the senior executive officers were approved by the Compensation and Nominating Committee in March 2012, based upon a formula tied to Carmike’s achievement of certain levels of EBITDA and additional operating goals specifically identified by the Committee, which included the achievement of bonus goals by other employees and evaluations of the executive by various groups. The Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the reviews of Pearl Meyer & Partners and Mercer LLC in determining the 2012 individual bonus target amounts and operating goals for the senior executive officers.

Process

In the first quarter of the fiscal year, the Compensation and Nominating Committee approves annual bonus target amounts for the senior executive officers for the current fiscal year. In addition, at this meeting, the Compensation and Nominating Committee approves the applicable performance goals (both financial and operational) for the senior executive officers for the current year. In setting these performance goals, the Compensation and Nominating Committee reviews our annual forecast and budget for the current fiscal year, determines the key corporate objectives and operating goals for the current year (on a company-wide and individual basis) and identifies individual performance objectives for each senior executive officer.

In connection with or following the filing of our Annual Report on Form 10-K after the end of the year, typically at its March meeting, the Compensation and Nominating Committee determines the bonuses to be paid to the senior executive officers for the prior fiscal year by analyzing the pre-established performance goals (both financial and operational) compared against the actual performance results for the prior year. If our actual performance for that year exceeds the performance goals, the amounts granted to participants under the program may exceed the target bonus amount. Any additional bonus beyond a level previously set by the Compensation and Nominating Committee is made at the sole discretion of the Committee. Similarly, if performance falls below specified performance levels, our executives receive bonuses below the target amount, which depending on performance may result in no cash bonuses. In connection with 2012 bonus determinations for our senior executive officers, our Chief Executive Officer provided input and recommendations to the Compensation and Nominating Committee with respect to the analysis of individual performance objectives and the determination of bonus amounts.

Determining 2012 Target Cash Incentive Bonus Opportunity

In March 2012, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, and based on the reviews and analyses from Pearl Meyer & Partners and Mercer LLC, set the 2012 annual target cash incentive bonus opportunities for senior executive officers as a percentage of each executive’s 2012 base salary amount. In setting these percentages, the Compensation and Nominating Committee considered information on competitive market practices in comparisons to published survey data, public proxy information from other motion picture exhibition companies and the compensation peer group, but ultimately based its determination on the judgment and experience of the Committee.

The 2011 and 2012 target incentive cash bonus opportunities for the NEOs, and the percentage of the 2012 base salary that each 2012 bonus opportunity represents, were as follows:

Name	2011 Target Bonus Opportunity ($)	2012 Target Bonus Opportunity ($)	Percentage Change		Target Bonus Opportunity as a Percentage of 2012 Base Salary
S. David Passman III	630,000	665,000	5.6%		100%
Richard B. Hare	243,750	251,250	3.1%		75%
Fred W. Van Noy	281,250	288,750	2.7%		75%
Daniel E. Ellis (1)	72,500	225,000	N/A		75%
John Lundin	303,750	81,200	(73.3	%)(2)	35%
Gary Krannacker (3)	85,000	87,500	2.9%		50%

(1)	Mr. Ellis joined Carmike in August 2011. Pursuant to the terms of Mr. Ellis’ offer letter entered into in connection with his hiring, his 2011 bonus opportunity was pro-rated to his date of hire. Mr. Ellis’ annualized target bonus opportunity would have been $174,000 based upon an annualized base salary of $290,000.

(2)	Mr. Lundin was eligible to receive a special non-EBITDA financial-based bonus in 2011 equal to 100% of his base salary based on the achievement of certain targeted reductions in film rent. Mr. Lundin was not eligible for this bonus in 2012.

(3)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012.

Allocation of 2012 Target Opportunity and Payout Formula for Cash Incentive Bonus Opportunity

The Compensation and Nominating Committee allocates a percentage of the annual target cash incentive bonus opportunity to (i) financial-based performance criteria and (ii) operating performance criteria. During 2012, the percentage allocation between financial and operating criteria was determined at the discretion of the Compensation and Nominating Committee, in consultation with the Chief Executive Officer. These various allocations reflected the particular areas of financial and operational focus identified by management, the Compensation and Nominating Committee and the Board of Directors.

For 2012, the annual target cash incentive bonus opportunity to financial-based performance criteria and operating performance criteria for each Named Executive Officer was allocated as follows:

Name	% Allocated to Financial-Based Bonus Criteria	% Allocated to Operating Performance Criteria
S. David Passman III	85%	15%
Richard B. Hare	70%	30%
Fred W. Van Noy	70%	30%
Daniel E. Ellis	70%	30%
John Lundin	100%	—
Gary Krannacker (1)	100%	—

(1)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012.

The Compensation and Nominating Committee also determined a payout formula: (i) for the financial-based bonuses, based on achieving a target financial metric (such as specified levels of EBITDA); and (ii) for the operational based bonuses, based on achieving specific operating goals. The payout formulas are typically weighted by the Compensation and Nominating Committee, to provide greater incentive for the senior executives to achieve the key performance goals identified by the Committee. In addition, as a condition to the payout of (i) 2012 non-EBITDA financial-based bonuses and (ii) 2012 operational criteria-based bonuses, Carmike was required to achieve a minimum level of EBITDA, which in 2012 equaled 85% of the 2012 Bonus EBITDA Target (as defined below). As described below, the Compensation and Nominating Committee has also provided for maximum levels of bonus opportunity in connection with the financial-based bonuses and threshold performance obligations which must be met prior to the payment of a bonus.

2012 Financial Performance Goals and Bonus

For 2012, a portion of the financial-based bonus for each NEO was tied to the achievement of a targeted percentage of bonus adjusted EBITDA initially set at $78.5 million, or the “2012 Bonus EBITDA Target.” The Compensation and Nominating Committee selected the 2012 Bonus EBITDA Target utilizing Carmike’s 2012 fiscal year forecast and budget, previously approved by the Board of Directors in March 2012. Our bonus EBITDA for 2012 is different from EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) because we add back budgeted non-cash deferred compensation, extraordinary charges or losses, and impairment charges, among other items. At the time it was established, the 2012 Bonus EBITDA Target was considered by management and the Board to be achievable, but doing so would require that we achieve the performance set forth in the 2012 forecast and budget.

The Compensation and Nominating Committee determined that the 2012 Bonus EBITDA Target would be adjusted based on actual industry box office results for 2012 to more closely align our EBITDA-based performance goals with our actual performance (by eliminating unexpected changes in box office results). This industry adjustment would result in an increase or decrease to the 2012 Bonus EBITDA Target if the percentage increase or decrease experienced by the industry box office results between 2012 and 2011 differed from Carmike’s anticipated box office results used to calculate the 2012 Bonus EBITDA Target. Accordingly, because industry box office results were approximately 0.6% higher than the results anticipated in calculating the 2012

Bonus EBITDA Target, this target amount was adjusted upward by approximately $0.4 million. We refer to this adjustment for actual industry box office performance as the “Box Office Index”.

The Compensation and Nominating Committee also determined that the 2012 Bonus EBITDA Target should be adjusted based on the operating performance of theatres acquired from Rave Reviews Cinemas in November 2012. This adjustment would result in an increase or decrease to the 2012 Bonus EBITDA Target based on whether the acquired Rave theatres generated positive or negative EBITDA for the period subsequent to the date of acquisition to December 31, 2012. Accordingly, because the acquired Rave theatres generated positive EBITDA from the acquisition date to December 31, 2012, the Bonus EBITDA Target was adjusted upward by approximately $3.2 million. We refer to this adjustment for the operating performance of the acquired Rave theatres as the “Rave Adjustment”.

For Messrs. Passman, Van Noy, Hare and Ellis, 100% of the financial-based bonus was tied to the achievement of the 2012 Bonus EBITDA Target. For Mr. Lundin and Mr. Krannacker, 50% of the financial-based bonus was tied to the achievement of the 2012 Bonus EBITDA Target.

The Compensation and Nominating Committee also established a 2012 Bonus EBITDA Target payout scale for NEOs which adjusts at a defined rate between the threshold, target and maximum amounts. The payout scale, after the Box Office Index and Rave Adjustment, is shown in the following table:

	Threshold	Target	Maximum	Actual Result
2012 Bonus EBITDA	$70.3 million	$82.1 million	$101.9 million	$99.6 million
Payout Percentage	50%	100%	150%	144%

The payout of 2012 non-EBITDA financial-based bonuses was conditioned upon our achievement of at least 85% of the 2012 Bonus EBITDA Target. If we achieved less than 85% of the 2012 Bonus EBITDA Target, the NEOs would not be entitled to the payment of a 2012 non-EBITDA financial-based bonus. If we achieved greater than 85% but less than 100% of the 2012 Bonus EBITDA Target, each NEO’s 2012 non-EBITDA financial-based bonus payout would be reduced in proportion to the EBITDA payout. However, given that we achieved greater than 100% of the 2012 Bonus EBITDA Target, each NEO was eligible to receive their 2012 non-EBITDA financial-based bonus without any such reduction.

Mr. Lundin was eligible to receive a portion of his 2012 financial-based bonus based on various criteria as shown in the following table:

Percentage of Target Financial- Based Bonus Opportunity	Payout / Criteria	Target	Actual Result
15%	Payout ($)	$12,180	$18,270
	Payout (%)	100%	150%
	Improved Market Share (1)	1,275 points	Greater than 1,375 points

15%	Payout ($)	$12,180	$14,616
	Payout (%)	100%	120%
	Number of theatres with impairment charges greater than $200,000	3 theatres	2 theatres

20%	Payout ($)	$16,240	$4,060
	Payout (%)	100%	25%
	Achieve certain levels of film department general and administrative expenses	Greater than $925,000 and less than or equal to $975,000	General and administrative expenses were approximately $1.03 million

(1)	Improved market share was determined by box office performance at targeted theatres located within competitive film zones. To determine the achievement of this award, a point scale was approved by the Compensation and Nominating Committee which tracked increases in market share (based on box office performance) over competing theatres for 32 select theatres located within film zones. One to two points were awarded each week if market share increased over the competing theatre’s market share.

Mr. Krannacker was eligible to receive a portion of his 2012 financial-based bonus based on various criteria as shown in the following table:

Percentage of Target Financial -Based Bonus Opportunity	Payout / Criteria	Target	Actual Result (2)
15%	Payout ($)	$12,750	N/A
	Payout (%)	100%	N/A
	Improved Market Share (1)	1,275 points	N/A

15%	Payout ($)	$12,750	N/A
	Payout (%)	100%	N/A
	Number of theatres with impairment charges greater than $200,000	3 theatres	N/A

20%	Payout ($)	$17,000	N/A
	Payout (%)	100%	N/A
	Achieve certain concessions and other revenue per patron targets	Concessions and other revenue per patron greater than or equal to $3.41 and less than or equal to $3.43	N/A

(1)	Improved market share was determined by box office performance at targeted theatres located within competitive film zones. To determine the achievement of this award, a point scale was approved by the Compensation and Nominating Committee which tracked increases in market share (based on box office performance) over competing theatres for 32 select theatres located within film zones. One to two points were awarded each week if market share increased over the competing theatre’s market share.

(2)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012.

The 2012 financial-based bonus amounts earned by the NEOs were as follows:

Name	2012 Financial Bonus Target ($)	Financial Bonus Target as a Percentage of 2012 Target Bonus Opportunity	2012 Financial Bonus Payout ($)	2012 Financial Bonus Payout as a Percentage of 2012 Financial Bonus Target
S. David Passman III	565,250	85%	813,960	144%
Richard B. Hare	175,875	70%	253,260	144%
Fred W. Van Noy	202,125	70%	291,060	144%
Daniel E. Ellis	157,500	70%	226,800	144%
John Lundin	81,200	100%	95,410	118%
Gary Krannacker (1)	87,500	100%	N/A	N/A

(1)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012.

2012 Operating Objectives and Bonus

In March 2012, the Compensation and Nominating Committee also approved the operating bonus targets for each NEO (except Mr. Lundin and Mr. Krannacker, who did not have operating bonus targets). All operating bonus targets were tied to the achievement of key operating objectives (including individual performance objectives) identified by the Compensation and Nominating Committee. Beginning in 2012, a component of the operating bonus targets reflects our strategic objectives relating to (1) new theatre development (organic growth); (2) acquisition of theatres and screens; and (3) increasing EBITDA through the acquisition of theatres and screens. Our key operating objectives included the following:

•	for Messrs. Passman, Van Noy, Hare and Ellis, the achievement of certain increases in screen count and EBITDA from new build-to-suit theatres and acquired theatres;

•	for Messrs. Van Noy and Hare, the supervision and performance of direct reports;

•	for Mr. Hare, meeting individual performance criteria (including such items as the successful oversight of key finance and accounting employee objectives) established by the Audit Committee; and

•	for Mr. Ellis, meeting individual performance criteria (including such items as successful oversight of key employee objectives) established by the Chief Executive Officer.

The payout of 2012 operating bonuses was also conditioned upon our achievement of at least 85% of the 2012 Bonus EBITDA Target. If we achieved less than 85% of the 2012 Bonus EBITDA Target, the NEOs would not be entitled to the payment of a 2012 operating bonus. However, given that we achieved greater than 100% of the 2012 Bonus EBITDA Target, each NEO was eligible to receive a payout of their respective 2012 operating bonus.

The operating bonus targets for each NEO are shown as follows:

Name	Percentage of Operating Bonus	Operating Bonus Criteria	Target	Actual Result
S. David Passman III	100%	Average of certain increases in screen count and EBITDA from new theatres (1)	Such average equaled 100% of the target amounts	Such average equaled 81% of the target amounts
		Payout ($)	$99,750	$80,798
		Payout (%)	100%	81%

Richard B. Hare	33%	Average of 2012 non- EBITDA bonuses by individuals reporting directly to Mr. Hare	Such average equaled between 100% and 115% of the target amounts	Such average equaled 125% of the target amounts
		Payout ($)	$25,125	$28,894
		Payout (%)	100%	115%
	33%	Achievement of individual performance criteria, as determined by the Audit Committee	Exceeded expectations	Substantially exceeded expectations
		Payout ($)	$25,125	$37,688
		Payout (%)	100%	150%
	33%	Average of certain increases in screen count and EBITDA from new theatres (1)	Such average equaled 100% of the target amounts	Such average equaled 81% of the target amounts
		Payout ($)	$25,125	$20,351
		Payout (%)	100%	81%

Fred W. Van Noy	67%	Average of 2012 non- EBITDA bonuses by individuals reporting directly to Mr. Van Noy	Such average is greater than 100% and less than 115% of the target amounts	Such average equaled 98% of the target amounts
		Payout ($)	$57,750	$43,313
		Payout (%)	100%	75%
	33%	Average of certain increases in screen count and EBITDA from new theatres (1)	Such average equaled 100% of the target amounts	Such average equaled 81% of the target amounts
		Payout ($)	$28,875	$23,389
		Payout (%)	100%	81%

Daniel E. Ellis	33%	Achievement of individual performance criteria, as determined by the CEO	Exceeded expectations	Substantially exceeded expectations
		Payout ($)	$22,500	$33,750
		Payout (%)	100%	150%
	33%	Achievement of certain targeted savings in legal and professional fees	Targeted savings is greater than $150,000 and less than $175,000	Targeted savings exceeded the 150th percentile
		Payout ($)	$22,500	$33,750
		Payout (%)	100%	150%
	33%	Average of certain increases in screen count and EBITDA from new theatres (1)	Such average equaled 100% of the target amounts	Such average equaled 81% of the target amounts
		Payout ($)	$22,500	$18,225
		Payout (%)	100%	81%

(1)	Target increases in screen count from newly developed and acquired theatres and increases in EBITDA from acquired theatres were determined based on operating plans approved by the Board of Directors. To determine the achievement of this award, the percentage increase or decrease in additional screen count from newly developed and acquired theatres compared to the target increase in screen count for newly developed and acquired theatres and the percentage increase or decrease in EBITDA from acquired theatres compared to the target amount were averaged.

Based upon the achievement of applicable performance objectives described above, the NEOs earned the following operating bonus amounts in 2012:

Name	2012 Operating Bonus Target ($)	Bonus Target as a Percentage of 2012 Target Bonus Opportunity	2012 Operating Bonus Payout ($)	2012 Operating Bonus Payout as a Percentage of 2012 Operating Bonus Target
S. David Passman III	99,750	15%	80,798	81%
Richard B. Hare	75,375	30%	86,933	115%
Fred W. Van Noy	86,625	30%	66,701	77%
Daniel E. Ellis	67,500	30%	85,725	127%
John Lundin (1)	—	—	—	—
Gary Krannacker (2)	—	—	—	—

(1)	Mr. Lundin was not eligible to receive a 2012 operating based bonus because 100% of his bonus was based on financial-based targets.

(2)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012. Mr. Krannacker would not have been eligible to receive a 2012 operating based bonus because 100% of his bonus was based on financial-based targets.

Total 2012 Bonus Payout

The total 2012 bonuses paid to the NEOs (which equals the sum of the 2012 financial-based bonus and the 2012 operating bonus) were as follows:

Name	2012 Target Bonus Opportunity ($)	2012 Total Bonus Payout ($)	2012 Total Bonus Payout as a Percentage of 2012 Target Bonus Opportunity
S. David Passman III	665,000	894,758	135%
Richard B. Hare	251,250	340,193	135%
Fred W. Van Noy	288,750	357,761	124%
Daniel E. Ellis	225,000	312,525	139%
John Lundin	81,200	95,410	118%
Gary Krannacker (1)	87,500	N/A	N/A

(1)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012 and was not paid a bonus for 2012.

2012 Discretionary Bonuses

For 2012, in addition to the incentive bonus program described above, the Compensation and Nominating Committee determined to provide discretionary bonuses of $25,000 to each of Messrs. Hare, Van Noy and Ellis. These bonuses were paid in recognition of the exceptional performance of these executives during 2012, in particular in connection with their significant efforts in successfully completing our acquisition of theatres from Rave Reviews Cinemas in a timely manner.

Deferred Compensation Program

We maintain a non-qualified deferred compensation program for Messrs. Passman, Hare, Van Noy and Ellis, or the “Participating NEOs,” pursuant to which we pay additional cash compensation equal to 10% of the executives’ base salary and actual cash bonus. This non-qualified deferred compensation program is designed to provide retirement savings for senior executives. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder paid to an insurance company to pay premiums on annuity contracts owned by a trust established for each Participating NEO. The trust is treated as an employee grantor trust for federal income tax purposes. Each Participating NEO who participates in the deferred compensation program is taxed on the amount contributed on his behalf to his individual retirement account and applied to pay premiums on the annuity contracts owned by his trust. Distributions from the applicable trust are made upon or shortly after the Participating NEO reaches age 70 (unless he elects an earlier date after he reaches age 60), death or termination of employment due to disability. The amounts earned during 2012 by the Participating NEOs pursuant to the deferred compensation program are shown below in the Summary Compensation Table and the Nonqualified Deferred Compensation for 2012 table.

Mr. Lundin is not a participant in the deferred compensation program. Prior to 2012, we contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account. Beginning in 2012, we established a defined contribution retirement plan for all employees, in which Mr. Lundin is eligible to participate (“401(k) plan”). Our matching contribution varies based on how much compensation the employee elects to contribute up to a maximum of 5% of eligible compensation. Upon implementation of the 401(k) plan, we increased Mr. Lundin’s salary by 2.5%.

Long-Term Incentives

Historically, we awarded equity-based long-term incentives from time to time to employees for retention purposes or in connection with hiring new key employees, and had not considered these grants as a component of annual compensation but rather as long-term incentive compensation designed to compensate a senior executive, generally over a three-year period. In February 2010, our Compensation and Nominating Committee, upon advice received from management’s compensation consultant and the Committee’s external compensation consultant, determined to end Carmike’s practice of granting long-term equity incentive compensation designed to compensate executives over a three-year period. Since 2010, the Compensation and Nominating Committee has had in place an equity-based long-term incentive compensation program that grants annual awards. The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and will enhance the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

In March 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), altered its approach to granting long-term compensation. This new approach eliminates stock options and instead offers an equity grant mix that includes, by value, 33% time-based restricted stock and 66% performance shares. The Compensation and Nominating Committee believes that the elimination of stock options will: (1) increase the performance-orientation of the program; (2) reduce our annual share usage; (3) better align the cost to us and the value we receive from the program; (4) increase a participant’s perceived value from the program; and (5) reflect the practices of our peer companies. As part of this altered approach to long-term equity grants, beginning in 2012, the Compensation and Nominating Committee restructured the terms of the performance share awards to senior executives in light of the principles described above.

Currently, any equity-based awards granted by the Compensation and Nominating Committee are granted pursuant to the 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan was originally approved by our stockholders in May 2004 and amendments were approved by our stockholders in May 2008 and 2011. The primary purpose of the 2004 Incentive Stock Plan is (i) to attract and retain eligible employees and outside directors of Carmike, (ii) to provide an incentive to eligible employees and outside directors to work to increase the value of our Common Stock, and (iii) to provide eligible employees and outside directors with a stake in the future of Carmike which corresponds to the stake of each of our stockholders. The 2004 Incentive Stock Plan is administered by the Compensation and Nominating Committee. Each grant under the 2004 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating Committee deems necessary or appropriate. The 2004 Incentive Stock Plan provides for the grant of options to purchase Common Stock, grants of shares of Common Stock, stock units, and stock appreciation rights to certain eligible employees and to outside directors. A description of the effects of a change in control on grants made pursuant to the 2004 Incentive Stock Plan is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

2012 Long-Term Incentive Awards

In connection with Carmike’s annual award program, the Compensation and Nominating Committee approved, effective March 15, 2012, performance share and time-based restricted stock awards to the NEOs, including the threshold, target and maximum amount available to be earned as of the grant date. These performance share awards reflected the restructured approach from previous grants described above. The following table summarizes these grants:

Name	Time-Vesting Restricted Stock (#) (2)	Performance Shares(3)
		Threshold (#)	Target (#)	Maximum (#)
S. David Passman III	30,000	35,000	70,000	105,000
Richard B. Hare	12,750	11,250	22,500	33,750
Fred W. Van Noy	15,000	12,500	25,000	37,500
Daniel E. Ellis	12,000	10,500	21,000	31,500
John Lundin	4,500	3,500	7,000	10,500
Gary Krannacker (1)	3,750	3,000	6,000	9,000

(1)	Mr. Krannacker, our former Vice-President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012. Mr. Krannacker’s restricted stock vested immediately upon his separation. Mr. Krannacker forfeited his performance shares upon his separation.

(2)	The Compensation and Nominating Committee determined that the restricted stock will vest on March 15, 2015.

(3)	Amounts shown are the aggregate amounts, to be earned ratably over three annual performance periods.

The senior executives’ performance share opportunity for the first of the three annual performance periods is based on the achievement of an EBITDA target for fiscal 2012, ranging from a grant of 25,250 shares (if our actual 2012 Bonus EBITDA equaled $70.3 million (giving effect to the Box Office Index and Rave Adjustment)), to 75,750 shares (if our actual 2012 Bonus EBITDA equaled $101.9 million (giving effect to the Box Office Index and Rave adjustment)). Based on our actual 2012 Bonus EBITDA of $99.6 million, and the EBITDA-based bonus payout scale described above, the senior executives earned 144% of their performance share opportunity for the 2012 performance period, totaling 69,840 performance shares. Mr. Krannacker forfeited his performance shares upon his separation in April 2012 and therefore did not earn any shares for the 2012 performance period. The shares earned for the 2012 performance period by the senior executives are shown in the table below (and such shares will be issued in 2015):

Name	Performance Shares Earned 2012 Performance Period (#)
S. David Passman III	33,600
Richard B. Hare	10,800
Fred W. Van Noy	12,000
Daniel E. Ellis	10,080
John Lundin	3,360
Gary Krannacker	N/A

Each of these awards was made pursuant to the 2004 Incentive Stock Plan. In determining (a) the total value and mix of the awards, (b) the applicable performance measures and performance periods and (c) the vesting periods for awards granted to the NEOs in 2012, the Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the recommendations and reviews of Pearl Meyer & Partners and Mercer LLC, which were primarily based on comparisons to published survey data, public proxy information from other motion picture exhibition companies and competitive market practices and the compensation peer group.

The Compensation and Nominating Committee believes that restricted stock and performance share awards can provide a link to company performance and maximizing stockholder value. We have used these awards to provide compensation that promotes our long-term financial interests, by creating both real ownership that encourages senior executives to think and act like stockholders and as a competitive retention and recruitment vehicle. For example, our awards to senior executives generally vest over a three-year period following the grant and recipients of restricted stock are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock. No dividends or dividend-equivalents are earned or paid on performance shares, prior to the issuance of the underlying common stock.

2013 Long-Term Incentive Awards

The Compensation and Nominating Committee approved, effective February 28, 2013, the grant of 64,050 shares of time-vested restricted stock and up to a maximum 191,700 performance shares (at 150% of target) to a group of eleven senior executives, including the NEOs. The performance shares have the same attributes as the 2012 performance share grant described above.

Accordingly, the 2013 performance shares will be earned ratably over three years. For 2013, the first of the three tranches will be earned based on the achievement of an EBITDA target for fiscal 2013, ranging from 21,350 shares for achievement of 85% of the EBITDA target to 63,900 shares for the achievement of 125% of the EBITDA target. Once earned, shares of common stock will be issued in 2016.

Perquisites

We provide perquisites to our senior executive officers, including the personal use of an automobile, club membership dues and life and health insurance premiums and relocation. Information on the aggregate incremental cost to us of providing these benefits and perquisites to the NEOs in 2012 is shown in the Summary Compensation Table below.

Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009, which was amended on March 29, 2010 and April 12, 2012. The agreement sets forth Mr. Passman’s annual base salary, annual bonus and the terms of his June 2009 equity incentive award. A description of Mr. Passman’s employment agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—S. David Passman III Employment Agreement.”

Separation Agreement

On April 11, 2012, we entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Krannacker that provides for the terms of his departure. A description of the Separation Agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Gary Krannacker Separation Agreement.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Van Noy, Hare, Lundin and Ellis. We have also entered into an employment agreement with Mr. Passman which contains the terms of any potential separation. These agreements provide a range of benefits to the executive if we at any time terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two-year period following a change in control. A description of these agreements is contained below under the heading “Potential Payments Upon Termination or Change in Control.” We have entered into these separation agreements as a means to retain our most senior executives, for such circumstances and in connection with such transactions when their services are most critical, by creating a mechanism that helps to eliminate the uncertainties and concerns which may arise in anticipation of or following a change in control.

Compensation-Related Governance Initiatives

Stock Ownership Guidelines

Our Corporate Governance Guidelines contain stock ownership guidelines applicable to executive officers and non-employee directors. Under the guidelines, the stock ownership goal is determined based on a dollar-amount multiple of the executive officer’s base salary, or the non-employee director’s annual cash retainer, as set forth below.

Position	Multiple of Base Salary / Annual Cash Retainer
Chief Executive Officer	3x
Chief Operating Officer	1.5x
Chief Financial Officer	1.5x
General Counsel	1.5x
Vice President and General Manager Operations	1.5x
Non-employee directors	3x

The exact number of shares required under the ownership guideline is determined by dividing the dollar-amount multiple by the average closing share price for the 30-day period prior to March 4, 2011 (the effective date of the stock ownership guidelines). For executives or non-employee directors appointed after March 4, 2011, the number of shares is determined based on the average closing price for the 30-day period prior to appointment. The Board of Directors expects each executive officer and non-employee director to acquire his or her required ownership level within the later of five years following appointment as an executive officer or non-employee director or March 4, 2016.

The following types of holdings would satisfy the director and executive officer stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the director or executive, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and stock-settled restricted stock units received pursuant to our compensation plans, whether or not vested;

•	performance shares earned (whether or not issued); and

•	shares held in trust for the benefit of the director or executive or his or her immediate family, or by a family limited partnership or other similar arrangement.

The Board of Directors recognizes that exceptions to the stock ownership guidelines may be necessary or appropriate in individual cases and the Chair of the Corporate Governance Committee may approve such exceptions from time to time as he or she deems appropriate. In addition, the Board of Directors or the Compensation and Nominating Committee will re-evaluate the stock ownership goals annually and may adjust these goals as they deem appropriate.

Equity Holding Period Requirements

Our Corporate Governance guidelines also establish holding period requirements for equity received by executives and non-employee directors pursuant to our equity incentive and director compensation plans. The Board expects each executive office and non-employee director to hold, for a period of at least 24 months after vesting:

•	50% of the net after-tax portion of restricted stock awards and restricted stock unit awards settled in shares of our common stock, and

•	50% of the net post-exercise and after-tax portion of shares of common stock issued upon exercise of stock option awards granted through our compensation plans.

These holding periods will continue to apply notwithstanding satisfaction of the stock ownership guidelines described above.

Incentive-Based Compensation Recoupment (“Clawback”) Policy

We have adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Excise Tax Gross-Up Policy

We are not obligated to provide excise tax gross-up payments to our employees under our existing employment arrangements. In addition, our Compensation and Nominating Committee has approved a policy in which we commit not to provide excise tax gross-up payments in the future.

Hedging, Pledging and Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities. The insider trading compliance policy prohibits our employees or directors from engaging in hedging, derivative and margin transactions with respect to our securities and prohibits our directors and executive officers from pledging our securities (subject to receiving a specific waiver from our Corporate Governance Committee).

Tax Implications of Executive Compensation

Section 162(m) of the Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. Our annual cash incentive compensation for NEOs is structured to qualify as performance-based.

While the Compensation and Nominating Committee intends to structure incentive compensation for our Chief Executive Officer and other executives as performance-based compensation to the extent practicable, the Committee’s primary focus has been, and will continue to be, on compensating our Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve our long-term business interests. The extent to which we can deduct the compensation paid to an executive is one of many factors taken into account in making such determination.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)

S. David Passman III President and Chief Executive Officer	2012 2011 2010	665,000 630,000 630,000	— — —	1,327,600 367,000 546,000	— 346,048 493,284	894,758 726,390 303,188	16,560 — 4,955	226,795 164,192 156,954	(6)	3,130,713 2,233,630 2,134,381

Richard B. Hare Senior Vice President—Finance, Treasurer and Chief Financial Officer	2012 2011 2010	335,000 325,000 325,000	25,000 — —	384,578 135,790 202,020	— 123,589 176,173	340,193 301,884 130,102	11,494 — —	73,239(6) 55,246 54,794		1,169,504 941,509 888,089

Fred W. Van Noy Senior Vice President and Chief Operating Officer	2012 2011 2010	385,000 375,000 375,000	25,000 — —	436,400 161,480 240,240	— 138,419 197,313	357,761 295,594 139,219	45,313 — 34,902	78,315 61,250 58,558	(6)	1,327,789 1,031,743 1,045,232

Daniel E. Ellis Senior Vice President, General Counsel and Secretary(7)	2012 2011	300,000 124,583	25,000 —	360,030 44,127	— 62,357	312,525 85,550	1,210 —	59,779 48,920	(6)	1,058,514 365,537

John Lundin Vice President— Film (8)	2012 2011 2010	232,000 225,000 196,554	— — —	125,465 51,380 76,440	— 39,548 164,675	95,410 60,244 29,919	— — —	12,580 24,806 37,086		465,455 400,978 504,674

Gary Krannacker Vice President—General Manager Theatre Operations (9)	2012 2011 2010	115,170 170,000 170,000	— — —	282,598 40,370 60,060	— 34,605 49,328	— 94,775 37,825	— — —	396,944 13,828 11,924	(10)	794,712 353,578 329,137

(1)	The value of stock awards equals the fair value at grant date. The value is calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2012 and 2011 Annual Reports on Form 10-K and in Note 9 to the notes to our consolidated financial statements in our 2010 Annual Reports on Form 10-K. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The grant date fair value for the 2012 performance share awards assumed target performance. Assuming maximum performance, the grant date fair value of performance awards and the time based restricted stock would have been $1,474,315, $420,581, $476,407, $393,633 and $159,068 to Messrs. Passman, Hare, Van Noy, Ellis and Lundin, respectively. A discussion of these awards can be found in the “Compensation Discussion and Analysis” above.

(2)	The value of stock options equals the fair value at grant date. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2012 and 2011 Annual Reports on Form 10-K and in Note 9 to the notes to our consolidated financial statements in our 2010 Annual Reports on Form 10-K.

(3)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2012, 2011 and 2010 financial performance bonus payouts, as applicable and (b) the 2012, 2011 and 2010 operating bonus payouts, as applicable. The 2012 payouts are described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.”

(4)	The Company maintains a deferred compensation program for a number of its senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, pursuant to which it pays additional cash compensation equal to 10% of the individual’s annual taxable compensation, which until July 1, 2007 included equity-based compensation. The Company directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts set forth in the table equal all of the earnings on the assets held in the trust in 2012, 2011, and 2010, respectively (not just above-market earnings) and do not include earnings on amounts held in the participants’ individual retirement account.

(5)	The amounts set forth in the “All Other Compensation” column include the following perquisites for 2012: Mr. Passman—$4,356 for group term life insurance premiums, $6,589 for the personal use of a company-provided automobile, $62,341 for living expenses ($41,880 net of income taxes), and $14,379 for club membership dues; Mr. Hare—$450 for group term life insurance premiums, $2,332 for the personal use of a company-provided automobile and $6,769 for club membership dues; Mr. Van Noy—$2,838 for group term life insurance premiums, $2,016 for the personal use of a company-provided automobile and $5,402 for club membership dues; Mr. Ellis—$900 for group term life insurance premiums, an automobile allowance of $9,000 and $10,424 for club membership dues; Mr. Lundin—$4,356 for group term life insurance premiums, $6,916 for the personal use of a company-provided automobile and $1,308 for club membership dues; and Mr. Krannacker—$4,000 for the personal use of a company-provided automobile and $14,825 for group term life insurance premiums.

(6)	Pursuant to our deferred compensation program in 2012, we contributed the following amounts for the applicable NEOs, which are included in the “All Other Compensation” column above: Mr. Passman $139,130; Mr. Hare $63,688; Mr. Van Noy $68,059; Mr. Ellis $39,455. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(7)	Mr. Ellis’ 2011 base salary, stock and option awards, non-equity incentive plan compensation and perquisites were determined pursuant to the terms of his offer letter executed in connection with his appointment as Senior Vice President, General Counsel and Corporate Secretary on August 1, 2011.

(8)	Mr. Lundin, our Vice President-Film, joined the Company in January 2010.

(9)	Mr. Krannacker, our former Vice President—General Manager Theatre Operations, separated employment from Carmike on April 11, 2012.

(10)	Includes benefits of $378,119 to be paid to Mr. Krannacker beginning in April 2012 in accordance with his separation agreement. For more information, see “Gary Krannacker Separation Agreement” below.

Grants of Plan-Based Awards in 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. David Passman III	5/30/2012 3/15/2012 —	— — 332,500	— — 665,000	— — 1,147,125	35,000 — —	70,000 — —	105,000 — —	— 30,000 —	1,000,300 327,300 —
Richard B. Hare	3/15/2012 3/15/2012 —	— — 125,625	— — 251,250	— — 414,564	11,250 — —	22,500 — —	33,750 — —	— 12,750 —	245,475 139,103 —
Fred W. Van Noy	3/15/2012 3/15/2012 —	— — 144,375	— — 288,750	— — 476,438	12,500 — —	25,000 — —	37,500 — —	— 15,000 —	272,750 163,650 —
Daniel E. Ellis	3/15/2012 3/15/2012 —	— — 112,500	— — 225,000	— — 371,250	10,500 — —	21,000 — —	31,500 — —	— 12,000 —	229,110 130,920 —
John Lundin	3/15/2012 3/15/2012 —	— — 36,540	— — 81,200	— — 121,800	3,500 —	7,000 — —	10,500 — —	— 4,500 —	76,370 49,095 —
Gary Krannacker	3/15/2012 3/15/2012 — 4/11/2012	— — 42,500 —	— — 85,000 —	— — 127,500 —	3,000 — — —	6,000 — — —	9,000 — — —	— 3,750 — —	65,460 40,913 — 176,225	(5)

(1)	Represents threshold, target and maximum award opportunities payable to each NEO pursuant to the 2012 Cash Bonus Program discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.” The amounts presented include both the financial-based bonus opportunity and the operating bonus opportunity.

(2)	On March 15, 2012, the Compensation and Nominating Committee awarded shares of time-based restricted stock to each NEO. The time-based restricted stock will vest on March 15, 2015. Upon his separation from Carmike in April 2012, the 3,750 shares of time-based restricted stock granted to Mr. Krannacker on March 15, 2012 vested.

(3)	In accordance with ASC 718, the fair market value of restricted stock awards on the grant date is calculated using the closing price on the date of the grant as reported on the NASDAQ global market. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

(4)	Represents the target number of performance shares granted in 2012. One-third of the target number of performance shares may be earned in 2012, 2013 and 2014, respectively. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2012, 2013 and 2014. Based on our actual 2012 Bonus EBITDA, the senior executives earned 144% of their target performance share opportunity for 2012. Specifically, for 2012, Mr. Passman earned 33,600 shares, Mr. Hare earned 10,800 shares, Mr. Van Noy earned 12,000 shares, Mr. Ellis earned 10,080 shares and Mr. Lundin earned 3,360 shares. Common stock pursuant to these performance shares will be issued in 2015. Upon his separation from Carmike in April 2012, Mr. Krannacker forfeited his outstanding performance shares.

(5)	Represents the incremental accounting expense recognized in connection with the accelerated vesting of Mr. Krannacker’s restricted stock awards.

Narrative Disclosure to Summary Compensation Table

and Grants of Plan-Based Awards Table

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010 and April 12, 2012. The agreement provides for an initial term of three years which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

The agreement provides that Mr. Passman will receive an annual base salary of $630,000 subject to annual review for adjustment, and will be eligible to receive an annual bonus with a target amount of 50% of base salary (or such higher percentage as the Compensation and Nominating Committee may determine) and a maximum amount of 150% of base salary. Mr. Passman’s base salary for 2012 was $665,000. The actual amount of the annual bonus will be determined by the Compensation and Nominating Committee based upon Mr. Passman’s achievement of bonus goals and our and Mr. Passman’s performance for the relevant year. The agreement also provided for certain long term equity incentive grants that were made to Mr. Passman on June 4, 2009.

Mr. Passman’s employment agreement also contains provisions regarding payments upon a termination or change in control. A description of these provisions is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Gary Krannacker Separation Agreement

On April 11, 2012, we announced the separation of Gary Krannacker, our former Vice President—General Manager Theatre Operations, effective immediately (the “Separation Date”). On April 11, 2012, we and Mr. Krannacker entered into a Separation Agreement and General Release (the “Separation Agreement”) that provides for the terms of Mr. Krannacker’s departure.

Pursuant to the Separation Agreement, Mr. Krannacker will receive an aggregate payment of $175,000, comprised of payments of $7,292 per month for each of the 24 consecutive calendar months beginning on October 15, 2012. All of Mr. Krannacker’s unvested option awards and restricted stock awards vested as of the Separation Date. Mr. Krannacker’s option awards remained exercisable for a period of 90 days from the Separation Date, at which time they expired. Mr. Krannacker’s outstanding 2012 performance shares were forfeited on the Separation Date. We recorded incremental accounting expense of approximately $176,225 related to the accelerated vesting of restricted stock awards.

In addition, for a period of 24 months from the Separation Date, Mr. Krannacker will continue to be eligible to purchase substantially the same health, dental and vision care coverage and life insurance coverage as he was provided under our employee benefit plans before his separation. Mr. Krannacker will pay the cost of this coverage and we will reimburse him for the difference between the cost of the coverage and the amount of the premium that an employee would pay for such coverage under our benefits plans. We estimate the value of these benefits to Mr. Krannacker as $28,944.

Mr. Krannacker provided a general release from any and all claims relating to his employment. In addition, Mr. Krannacker agreed, for a period of two years from the Separation Date, (i) not to hire or solicit certain of our key employees and (ii) not to solicit certain of our suppliers or vendors.

Deferred Compensation Program

As discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Deferred Compensation Program,” we maintain a non-qualified deferred compensation program for Messrs. Passman, Hare, Van Noy and Ellis, pursuant to which we pay additional cash compensation equal to 10% of the executive’s base salary and actual cash bonus. Prior to July 1, 2007, we paid additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed to insurance companies to pay premiums on annuity contracts owned by a trust established for each participating executive. The trust is treated as an employee grantor trust for federal income tax purposes. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after age 70 (unless the executive elects to receive distributions after he reaches age 60), death or termination of employment due to disability.

Amounts earned by Messrs. Passman, Hare, Van Noy and Ellis during 2012 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the table below under the heading “Nonqualified Deferred Compensation for 2012.”

Neither Mr. Lundin nor Mr. Krannacker is a participant in the deferred compensation program. Prior to 2012, we contributed additional cash compensation equal to 5% of his annual taxable cash compensation into Mr. Lundin’s individual retirement account. Beginning in 2012, we established a defined contribution retirement plan for all employees, in which Mr. Lundin is eligible to participate (“401(k) plan”). Our matching contribution varies based on how much compensation the employee elects to contribute up to a maximum of 5% of eligible compensation. Upon implementation of the 401(k) plan, we increased Mr. Lundin’s salary by 2.5%.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
S. David Passman III	5,000 200,000 46,666 23,333 — — — — — — —	— — 23,334 46,667 — — — — — — —	(5) (7)	— — — — — — — — — — —		21.40 8.46 10.92 7.34 — — — — — — —	6/2/13 6/4/19 3/3/20 3/11/21 — — — — — — —	— — — — — 20,000 20,000 30,000 15,000 30,000 —	(3) (8) (9) (4) (10)	— — — — — 300,000 300,000 450,000 225,000 450,000 —	— — — — — — — — — — 70,000	(11)	— — — — — — — — — — 1,050,000

Richard B. Hare	— 45,000 16,666 8,333 — — — — — — —	— — 8,334 16,667 — — — — — — —	(5) (7)	40,000 — — — — — — — — — —	(2)	25.95 8.38 10.92 7.34 — — — — — — —	4/13/17 7/6/19 3/3/20 3/11/21 — — — — — — —	— — — — 8,500 8,500 10,000 5,000 12,750 — —	(3) (8) (9) (4) (10)	— — — — 127,500 127,500 150,000 75,000 191,250 — —	— — — — — — — — — 22,500 —	(11)	— — — — — — — — — 337,500 —

Fred W. Van Noy	50,000 35,000 — 50,000 18,666 9,333 — — — — — — —	— — — — 9,334 18,667 — — — — — — —	(5) (7)	— — 40,000 — — — — — — — — — —	(2)	21.79 35.63 25.95 8.38 10.92 7.34 — — — — — — —	3/7/13 12/18/13 4/13/17 7/6/19 3/3/20 3/11/21 — — — — — — —	— — — — — — 10,000 10,000 12,000 6,000 15,000 — —	(3) (8) (9) (4) (10)	— — — — — — 150,000 150,000 180,000 90,000 225,000 — —	— — — — — — — — — — — 25,000 —	(11)	— — — — — — — — — — — 375,000 —

Daniel E. Ellis	5,000 — — — — —	10,000 — — — — —	(7)	— — — — — —		6.23 — — — — —	8/1/21 — — — — —	— 5,000 2,083 12,000 — —	(8) (9) (10)	— 75,000 31,245 180,000 — —	— — — — 21,000 —	(11)	— — — — 315,000 —

John Lundin	10,000 5,334 2,666 — — — — — —	5,000 2,666 5,334 — — — — — —	(6) (5) (7)	— — — — — — — — —		7.22 10.92 7.34 — — — — — —	1/25/20 3/3/20 3/11/21 — — — — — —	— — — 3,000 3,000 4,000 2,000 4,500 —	(3) (8) (9) (4) (10)	— — — 45,000 45,000 60,000 30,000 67,500 —	— — — — — — — — 7,000	(11)	— — — — — — — — 105,000

Gary Krannacker (12)	—	—		—		—	—	—		—	—		—

(1)	The aggregate market value of shares of restricted stock is determined by multiplying the number of unvested or unearned shares of restricted stock by the closing market price for our Common Stock on December 31, 2012 of $15.00 per share.

(2)	One-third of these options will vest when Carmike achieves an increase in the trading price of its Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively.

(3)	These shares of restricted stock vest in full on March 3, 2013.

(4)	Represents the number of performance-based restricted stock awards earned for 2010 performance that are subject to additional time-based vesting requirements. These shares of restricted stock vest on March 3, 2013.

(5)	One-third of these options vest on each of March 3, 2011, March 3, 2012 and March 3, 2013.

(6)	Upon joining Carmike in January 2010, Mr. Lundin was awarded options to purchase 15,000 shares of our Common Stock, one-third of which vest on January 25, 2011, 2012 and 2013, respectively.

(7)	One-third of these options vest on each of March 11, 2012, March 11, 2013 and March 11, 2014, except for the options awarded to Mr. Ellis, which will vest on August 1, 2012, 2013, and 2014, respectively.

(8)	These shares of restricted stock vest in full on March 11, 2014 for Messrs. Passman, Hare, Van Noy and Lundin. The shares granted to Mr. Ellis vest in full on August 1, 2014.

(9)	Represents the number of performance-based restricted stock awards earned for 2011 performance that are subject to additional time-based vesting requirements. These shares of restricted stock vest on March 11, 2014.

(10)	These shares of restricted stock vest in full on March 15, 2015.

(11)	Represents the target number of performance shares granted in 2012. One-third of the target number of performance shares may be earned in 2012, 2013 and 2014, respectively. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2012, 2013 and 2014. Based on our actual 2012 Bonus EBITDA, the senior executives earned 144% of their target performance share opportunity for 2012. Specifically, for 2012, Mr. Passman earned 33,600 shares, Mr. Hare earned 10,800 shares, Mr. Van Noy earned 12,000 shares, Mr. Ellis earned 10,080 shares and Mr. Lundin earned 3,360 shares. Common stock pursuant to these performance shares will be issued in 2015.

(12)	In connection with his separation from Carmike, all of Mr. Krannacker’s unvested option awards and restricted stock awards vested as of the Separation Date. Mr. Krannacker’s option awards remained exercisable for a period of 90 days from the Separation Date, at which time they expired. Mr. Krannacker’s outstanding 2012 performance shares were forfeited on the Separation Date.

Option Exercises and Stock Vested

For the Fiscal Year Ended December 31, 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
S. David Passman III	—	—	16,666	(1)	220,658	(2)
Richard B. Hare	—	—	—		—
Fred W. Van Noy	—	—	—		—
Daniel E. Ellis	—	—	—		—
John Lundin	—	—	—		—
Gary Krannacker (3)	34,000	228,180	13,250		176,225

(1)	These shares of restricted stock vested on June 4, 2012.

(2)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our Common Stock on June 4, 2012, the vesting date, of $13.24.

(3)	In connection with his separation from Carmike, all of Mr. Krannacker’s unvested option awards and restricted stock awards vested as of the Separation Date. The closing market price of our common stock on April 11, 2012, his Separation Date, was $13.30 per share. Mr. Krannacker’s option awards remained exercisable for a period of 90 days from the Separation Date. Mr. Krannacker exercised his outstanding options on May 10, 2012. Mr. Krannacker’s outstanding 2012 performance shares were forfeited on the Separation Date.

Nonqualified Deferred Compensation for 2012

Carmike has maintained a deferred compensation program for Messrs. Passman, Hare, Van Noy and Ellis, pursuant to which Carmike pays additional cash compensation equal to 10% of the executive’s base salary and actual cash bonus. Prior to July 1, 2007, we paid additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation.

We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed to insurance companies to pay premiums on annuity contracts owned by a trust established for each participant. The trust is treated as an employee grantor trust for federal income tax purposes. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after age 70 (unless the participant elects to receive distributions after he reaches age 60), death or termination of employment due to disability.

Messrs. Lundin and Krannacker are not participants in the deferred compensation program. Prior to 2012, we contributed additional cash compensation equal to 5% of Mr. Lundin’s annual taxable cash compensation into his individual retirement account. Beginning in July 2012, we established a defined contribution retirement plan for all employees, in which Mr. Lundin is eligible to participate (“401(k) plan”). Our matching contribution varies based on how much compensation the employee elects to contribute up to a maximum of 5% of eligible compensation. Upon implementation of the 401(k) plan, we increased Mr. Lundin’s salary by 2.5%.

Name	Executive Contributions in Last FY ($)	Registrant Contributions Earned in Last FY ($)(1)	Aggregate Earnings/Losses on all Assets Held in Trust During Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance of all Assets Held in Trust at Last FYE ($)(3)
S. David Passman III	—	139,130	16,560	—	210,488
Richard B. Hare	—	63,688	11,494	—	164,864
Fred W. Van Noy	—	68,059	45,313	—	544,955
Daniel E. Ellis	—	39,455	1,210	—	23,804
John Lundin	—	N/A	N/A	N/A	N/A
Gary Krannacker	—	N/A	N/A	N/A	N/A

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	The trustee invests the trust assets in annuity contracts as directed by the participant. The amounts set forth in this column equal the gains on the assets held in the trust during 2012. These amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	The aggregate balance of all assets held in trust set forth in this column does not include amounts held in the NEO’s individual retirement account.

Potential Payments upon Termination or Change in Control

The discussion below describes the amounts payable to the NEOs in the event of a termination of the executive’s employment or in connection with a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2012, and thus include amounts earned through such time. The amounts described below are estimates of the amounts which would be paid to the executives upon their termination or in connection with a change in control. The actual amounts to be paid can only be determined at the time of such executive’s separation from us or at the time of the applicable change in control. Other than as described below, we have not agreed to pay any other amounts or to provide any other benefits to the NEOs upon termination of their employment with us, including pursuant to death, disability or retirement or in connection with a change in control.

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement (the “Passman Employment Agreement”) with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010 and April 12, 2012. The Passman Employment Agreement provides for an initial term of three years (the “Term”) which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate Mr. Passman without cause (as defined below) at any time or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control:

•

we will pay Mr. Passman two times his base salary (at a rate equal to the highest level of base salary paid to Mr. Passman in the year prior to his termination of employment) and two times his target annual bonus for the calendar year prior to the calendar year in which his termination of employment occurs;

•

each outstanding and nonvested stock option granted to him will become fully vested notwithstanding the terms under which such options were granted, and any restrictions on outstanding restricted stock grants will immediately expire and Mr. Passman’s right to such restricted stock grants will be non-forfeitable notwithstanding the terms under which such restricted stock grants were granted; and

•

we will continue for 24 months to provide the same health, dental and vision care coverage and life insurance coverage as Mr. Passman was provided under our employee benefit plans, policies and practices on the day prior to his termination, provided, however, Mr. Passman will pay for the cost of such coverage and we will reimburse him for 100% of the cost thereof.

Any separation benefits provided if we terminate Mr. Passman’s employment without cause or if Mr. Passman resigns either in anticipation of a change in control or within two years after a change in control will require Mr. Passman to execute a general release of claims in a form reasonably acceptable to us.

Death or Disability

Under his employment agreement, if Mr. Passman’s employment terminates due to death or disability, all of his options will become exercisable as of the date his employment terminates and remain outstanding for 180 days and all of the restrictions on any restricted stock granted to Mr. Passman shall expire, and such restricted stock shall become non-forfeitable.

Taxes

The Passman Employment Agreement does not contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

Executive Separation Agreements

In 2003, we entered into a separation agreement with Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, in 2007 we entered into a separation agreement with Richard B. Hare, our Senior Vice President—Finance, Treasurer and Chief Financial Officer, and in 2010, we entered into a separation agreement with John Lundin, our Vice-President—Film. Upon joining Carmike in 2011, we entered into a separation agreement with Daniel E. Ellis, our Senior Vice President, General Counsel and Secretary (the “Separation Agreements”). In 2008, we made tax-related amendments to the separation agreements with Mr. Hare and

Mr. Van Noy. In 2011, we made additional tax-related amendments to our separation agreement with Mr. Van Noy and extended the period in which Mr. Van Noy is entitled to receive health and welfare benefits following his separation from Carmike. For purposes of the following description, we refer to Messrs. Van Noy, Hare, Ellis and Lundin as the “executives.” We did not enter into a stand-alone separation agreement with Mr. Passman because the terms of any potential separation are contained in his employment agreement.

For a description of the Separation Agreement with Mr. Krannacker, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Gary Krannacker Separation Agreement.”

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate the executive without cause (as defined below) at any time or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control, he will be entitled to a severance payment equal to two times his base salary (other than Mr. Lundin), which will be paid in 24 equal monthly installments beginning six months and one day following his termination of employment (other than Mr. Ellis). Mr. Lundin is entitled to a severance payment equal to one times his base salary, which will be paid in 12 equal monthly installments beginning six months and one day following his termination of employment. Mr. Ellis’s severance payments will begin with the calendar month that coincides with or next follows the sixty-day period beginning on the date of Mr. Ellis’ termination and any such payments made during the last 12 months of such 24 month period will be offset by any compensation Mr. Ellis earns from any new employment or consulting services during such period. The base salary amount to be used in calculating the severance payment equals the base salary amount in effect on the day before his employment terminates or, if higher, his highest base salary which was in effect on any date in the one-year period ending on the date his employment terminates.

In addition, all of the executive’s options will become exercisable as of the date his employment terminates and remain outstanding for the term of the option, in the case of Mr. Van Noy, or for 90 days, in the case of Messrs. Hare, Ellis and Lundin, as if no termination of employment had occurred. All of the restrictions on any restricted stock granted to the executive shall expire, and the executive’s restricted stock shall become non-forfeitable as of his termination of employment. Finally, each executive, excluding Messrs. Van Noy and Lundin, shall be entitled to continued welfare benefits for two years following his termination of employment. Mr. Van Noy shall be entitled to continued welfare benefits for thirty months following his termination of employment. Mr. Lundin shall be entitled to continued welfare benefits for one year following his termination of employment.

Death or Disability

For Mr. Ellis, if his employment terminates due to death or disability, all of his options will become exercisable as of the date his employment terminates and remain outstanding for 180 days and all of the restrictions on any restricted stock granted to Mr. Ellis shall expire, and such restricted stock shall become non-forfeitable.

Taxes

Following the 2011 amendment to Mr. Van Noy’s agreement, none of the Separation Agreements contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

2004 Incentive Stock Plan

Under the 2004 Incentive Stock Plan, our employees and outside directors and consultants are eligible to receive equity-based awards including incentive stock options, non-incentive stock options, stock appreciation rights, stock grants and stock units.

Under the 2004 Incentive Stock Plan, as of the “change effective date” of a change in control (as defined below), all options and all stock appreciation rights become exercisable, and all stock grants and stock unit grants vest. If required in the agreement effecting a change in control, the Board of Directors can cancel all options, stock appreciation rights, stock grants or stock unit grants after providing holders a reasonable period to exercise options and stock appreciation rights and to take any action necessary to receive stock subject to stock grants or cash payable under stock unit grants. However, any grant subject to a performance goal shall vest only to the extent of such performance goal unless the performance goal has been exceeded, and then it will vest to the extent the goal has been exceeded. These accelerated vesting provisions do not apply to performance shares.

Potential Payments upon Termination or Change in Control

NEO/Scenario(1)	Severance ($)	Continuing Benefits ($)	Accelerated Vesting ($)	Total ($)
S. David Passman III
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	2,660,000	42,836	3,854,800	6,557,636
Death or disability	—	—	3,854,800	3,854,800
2004 Stock Plan
Change in control	—	—	3,854,800	3,854,800

Richard B. Hare
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	670,000	43,376	1,262,650	1,976,026
Death or disability	—	—	—	—
2004 Stock Plan
Change in control	—	—	1,262,650	1,262,650

Fred W. Van Noy
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	770,000	33,144	1,454,720	2,257,864
Death or disability	—	—	—	—
2004 Stock Plan
Change in control	—	—	1,454,720	1,454,720

Daniel E. Ellis
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	600,000	44,324	417,795	1,062,119
Death or disability	—	—	417,795	417,795
2004 Stock Plan
Change in control	—	—	417,795	417,795

John Lundin
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	232,000	32,604	458,120	722,724
Death or disability	—	—	—	—
2004 Stock Plan
Change in control	—	—	458,120	458,120

(1)	This table assumes the termination, resignation and/or change in control occurred as of December 31, 2012, and accelerated vesting amounts are based on our closing stock price of $15.00 per share as of that date

Key Definitions

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on us;

•

there is any act or omission by the executive involving malfeasance or gross negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission actually has a material and adverse effect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation clearly would have been a termination of an employee by us.

Prior to a change in control or after the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct;

•

there is any act or omission by the executive involving malfeasance or negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission is reasonably likely to materially and adversely affect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation ordinarily would be a termination of the employee by us.

The Separation Agreements and the Passman Employment Agreement define “change in control” to mean:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•

any person or group (provided further, in the case of Mr. Van Noy’s agreement, that such person is not a signatory to the shareholders’ agreement dated January 31, 2002 (the “Stockholders Agreement”) or a person or group which acquires stock in a transaction with a signatory to the Stockholders Agreement) becomes the beneficial owner of 45% or more of the combined voting power of our Common Stock;

•	a majority of our Board of Directors is replaced within a two-year period by directors not approved by 2/3 of the existing Board;

•	our stockholders approve a reorganization, merger, consolidation or share exchange in which we are not the surviving company;

•	our stockholders approve a sale of 50% or more of our assets or business;

•	our stockholders approve the dissolution or liquidation of us; or

•

our stockholders approve our combination with another company, unless following the combination, our stockholders have more than 60% of the Common Stock of the combined company in substantially the same proportions in which they owned our stock.

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “good reason” to mean:

•	a reduction in the executive’s base salary or a reduction in the executive’s combined opportunity to receive any incentive compensation and bonuses;

•

a reduction in the scope, importance or prestige of the executive’s duties, responsibilities or authority (other than as a result of a mere change in the executive’s title if such change in title is consistent with our organizational structure following a change in control);

•

the transfer of the executive’s primary work site from the executive’s primary work site as of the date of the change in control to a new primary work site which is more than 10 miles from the executive’s then current primary work site (with certain exceptions); or

•

we fail to continue to provide the executive the health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to the executive immediately prior to the change in control.

Under the 2004 Incentive Stock Plan, a “change in control” means:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•	the acquisition by any person of 30% or more of the voting power for election of our directors;

•	the incumbent members of our Board of Directors, or their approved successors, ceasing to be a majority of the Board of Directors during any period of two years or less;

•	a reorganization, merger, consolidation or share exchange approved by our stockholders whereby our Common Stock is converted into or exchanged for the stock of another corporation;

•	a sale or disposition of 50% or more of our assets;

•

a reorganization, merger, consolidation or share exchange approved by our stockholders, unless our stockholders control the resulting company and retain, with respect to our other stockholders, substantially the same proportion of share ownership that they had in us; or

•	the approval by stockholders of a complete liquidation or dissolution of us.

However, if the acquisition of 30% or more of the voting power described above is by a person who was a signatory to the Stockholders’ Agreement, dated as of January 31, 2002, by and among certain of our stockholders and results from a transaction with one, or more than one, other person who was also a signatory to such Stockholders’ Agreement before such Stockholders’ Agreement expired, such acquisition shall not constitute a change in control.

The “change effective date” for a change in control means, generally, the date of closing for a change in control pursuant to a transaction with a closing date (such as a merger, consolidation, reorganization, share exchange, sale or disposition of assets) or the date of reporting in accordance with applicable law for other changes in control. Until there is a “change effective date” for a change in control, there will be no accelerated vesting of awards. For example, if our stockholders approve a merger, but the merger does not ultimately close, there will be no accelerated vesting of awards.

Restrictive Covenants

For a period of two years following the termination of Mr. Passman, Mr. Hare, Mr. Van Noy or Mr. Ellis, and for one year following the termination of Mr. Lundin, pursuant to the terms of the Separation Agreements and the Passman Employment Agreement, as applicable, the NEOs have agreed not to:

•

for purposes of competing with us, solicit or seek to solicit any of our suppliers with whom the executive had a personal business interaction, at any time during the two years prior (one year prior for Mr. Lundin) to the termination of the executive’s employment;

•

employ or seek to employ any of our employees serving in an executive, managerial, or supervisory capacity during the term of the executive’s employment, with whom the executive had business dealings during the two years prior to the termination of the executive’s employment, unless such employee has ceased to be employed by us for a period of at least one year;

•	use or disclose any trade secret that the executive may have acquired during the term of his employment for so long as such information remains a trade secret; or

•	use or disclose any confidential or proprietary information that the executive may have acquired during the term of, in the course of, or as a result of his employment.

If we breach our obligations to an executive under his Separation Agreement or to Mr. Passman under the Passman Employment Agreement, the restrictive covenants are removed completely.

Deferred Compensation Program

As described previously, we have maintained a funded deferred compensation program for a number of our senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, the “Participating NEOs.” The deferred compensation agreements for the Participating NEOs are not affected in any way by a change in control of us. A successor to us will be obligated to continue making payments under the deferred compensation agreements until the earlier of a Participating NEO’s termination of employment or the date on which the Participating NEO is eligible for payment from the trust under the Participating NEO’s agreement. A Participating NEO, or his beneficiary, is eligible for payment from the trust upon his death, disability or reaching age 70; however, the Participating NEO may also make an election to commence distributions after age 60 but before age 70.

Information regarding the amounts earned by the Participating NEOs during 2012 and the aggregate balance of all assets held in trust as of December 31, 2012 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation for 2012 table.

2013 Compensation Changes

The above descriptions of potential payments upon termination or change of control reflect the termination and change of control arrangements in effect during 2012, as of December 31, 2012. However, during 2013 our Compensation and Nominating Committee is seeking to adopt changes to our compensation arrangements in connection with termination and change of control scenarios. These changes are subject to agreement with our NEOs. We expect these arrangements to be formally entered into with our NEOs in the near future, at which time we expect to file a Current Report on Form 8-K describing these arrangements.

The key changes to termination and change of control scenarios that are being sought by our Compensation and Nominating Committee are as follows:

•	In the case of death or disability:

•	outstanding stock options will become vested and remain exercisable for the shorter of twelve months or the remaining term of the option; and

•

outstanding performance shares will be paid based on actual results for completed performance periods, at target (on a pro-rated basis) for ongoing performance periods, and forfeited for future performance periods.

•	In the case of termination without cause:

•	any future stock options granted (and not vested at the termination date) will be forfeited; and

•	any grants of restricted stock or restricted stock units made in 2013 or thereafter (not vested at the termination date) will be forfeited.

•	In the case of a change in control, outstanding performance share awards will be paid:

•	based on actual results for completed performance periods; and

•	at target for ongoing and future performance periods.

•	In the case of retirement (for which purpose retirement age will be defined as age 55 with ten years of service or age 60 with five years of service):

•

outstanding stock options will become vested upon retirement or termination without cause after reaching retirement age, and will remain exercisable for the shorter of three years or the remaining term of the option;

•

future restricted stock awards (which we expect to be made in the form of restricted stock units) will vest upon retirement or termination without cause after reaching retirement age, and will be payable six months thereafter; and

•	outstanding performance shares will vest upon retirement or termination without cause after reaching retirement age, and will be paid in the following manner:

•	based on actual results for completed performance periods;

•	based on actual results (on a pro-rated basis) for ongoing performance periods; and

•	future performance periods will be forfeited.

•

With respect to cash severance, for those executives with contractual separation arrangements, in connection with a termination without cause or a resignation for good reason, in each case in connection with a change in control, target bonus will be included in the calculation of the cash severance amount.

•	With respect to Mr. Ellis, the offset feature for his cash severance in connection with future employment will be removed.

•	Other clarifying and conforming changes will be made to conform the severance arrangements for the executive officers other than the Chief Executive Officer.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers. This is often referred to as a “say on pay”, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2012 executive compensation programs and policies and the compensation paid to the Named Executive Officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our Named Executive Officers reflects the following principles of our compensation program:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

Although the vote on this Proposal Three is non-binding, the Compensation and Nominating Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation and Nominating Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our Named Executive Officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board of Directors and will not create or imply any change to or any additional fiduciary duties of the Board of Directors.

The Board of Directors recommends a vote FOR

the approval, on an advisory basis, of executive compensation.

COMPENSATION OF DIRECTORS

Our non-employee directors receive annual cash compensation consisting of a $40,000 retainer and $1,000 per meeting for participation in meetings of the committees of the Board of Directors and for participation in meetings of the independent directors unrelated to board or committee meetings. There is no per-meeting fee for Board of Directors meetings. Members of the Audit Committee (other than the chairman) receive a retainer of $7,500 and the Chairman of the Audit Committee receives a $12,500 retainer. The Chairman of the Compensation and Nominating Committee receives a $7,500 retainer and the Chair of the Corporate Governance Committee receives an annual retainer of $2,500. Our employees do not receive any additional compensation for serving on the Board of Directors. The non-executive Chairman of the Board of Directors receives an annual retainer of $60,000.

Our non-employee directors receive annual equity compensation in the form of a stock-settled restricted stock unit grant valued at $45,000, issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. Our non-executive Chairman of the Board receives an additional stock-settled restricted stock unit grant valued at $30,000 issued at each annual meeting of stockholders that vests in full at our next annual meeting of stockholders. Upon their initial election to the Board of Directors, we provide our non-employee directors a one-time grant of stock-settled restricted stock units. On May 30, 2012, the Compensation and Nominating Committee, approved a change to our director compensation program to reduce this initial grant from a value of $45,000 to $22,500, and to provide that it vests in full on the first anniversary of the grant date.

Director compensation for 2012 is as follows:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Mark R. Bell	$57,016	$45,000	$102,016
Jeffrey W. Berkman	$42,000	$45,000	$87,000
Sean T. Erwin	$26,750	$67,500	$94,250
James A. Fleming	$53,750	$45,000	$98,750
Alan J. Hirschfield (3)	$58,500	$45,000	$103,500
Roland C. Smith (4)	$74,500	$75,000	$149,500
Patricia A. Wilson (5)	$57,250	$45,000	$102,250

(1)	S. David Passman III, our President and Chief Executive Officer, is not included in this table as he did not receive compensation for his service as a director. The compensation received by Mr. Passman as an employee is shown in the Summary Compensation Table above.

(2)	The amount reflects the grant date fair value of the stock awards. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2012 Annual Report on Form 10-K. As of December 31, 2012, each director had outstanding 3,175 unvested restricted stock units, which will vest at our Annual Meeting. Mr. Smith, as the non-executive Chairman of the Board, had outstanding an additional 2,116 unvested restricted stock units which will vest at the Annual Meeting. Mr. Erwin was appointed to the Board of Directors in May 2012 and had outstanding an additional 1,587 unvested restricted stock units, which will vest on May 30, 2013.

(3)	Mr. Hirschfield is the Chairman of the Audit Committee.

(4)	Mr. Smith is the non-executive Chairman of the Board and the Chairman of the Compensation and Nominating Committee.

(5)	Ms. Wilson is the Chair of the Corporate Governance Committee.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting compensation, our Compensation and Nominating Committee considers the risks to our stockholders that may be inherent in our overall compensation program. The Compensation and Nominating Committee has reviewed our compensation policies and practices and concluded that our compensation program is designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage executives to take unnecessary or excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement for the 2013 Annual Meeting of Stockholders and, based on this review and these discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement for the 2013 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
Jeffrey W. Berkman
James A. Fleming
Patricia A. Wilson
April 9, 2013

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CORPORATE GOVERNANCE

Corporate Governance Information

The Corporate Governance Guidelines, the Code of Conduct for Officers, Directors and Employees, the Clawback Policy and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available, along with other corporate governance information, on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed under the direction of the Board of Directors. The Board of Directors met eleven times during the year ended December 31, 2012. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2012 and (2) the total meetings held by all committees of the Board on which he or she served during 2012. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2012 Annual Meeting of Stockholders, all of the members of the Board of Directors were present.

Board Leadership Structure

Until January 2009, Carmike operated under the traditional U.S. board leadership structure with our Chief Executive Officer serving as Chairman of the Board. In addition, between 2006 and January 2009, our Board of Directors also utilized a lead independent director to provide a source of Board leadership complementary to that of the Chief Executive Officer and Chairman of the Board. However, upon the departure of our former Chief Executive Officer, the Board of Directors re-evaluated its leadership structure. Beginning in June 2009 with the appointment of Mr. Passman as our new President and Chief Executive Officer, the Board determined that it would be preferable for one of our independent directors to serve as non-executive Chairman of the Board. Mr. Smith was elected our non-executive Chairman of the Board on June 4, 2009. Mr. Smith has over ten years experience serving on our Board, and has recently served as President and Chief Executive Officer and a director of The Wendy’s Company. Mr. Smith currently serves as President and Chief Executive Officer of Delhaize America and Executive Vice-President of Delhaize Group. At this time, we believe this Board leadership structure is appropriate for our company and our stockholders.

We believe it is the Chief Executive Officer’s responsibility to run the company and the Chairman’s responsibility to run the Board of Directors. We believe it is beneficial to have an independent Chairman of the Board whose sole job is leading the Board. In making the decision to appoint an independent Chairman of the Board, the Board of Directors considered the time that Mr. Passman is required to devote to the Chief Executive Officer position. By having another director serve as Chairman of the Board, Mr. Passman is able to focus his entire energy on running Carmike. In addition, this provides strong leadership for our Board of Directors, while also positioning the Chief Executive Officer as the leader of our company in the eyes of our employees and other stakeholders.

The Board of Directors determines its leadership structure from time to time. As part of the annual board self-evaluation process, the Board of Directors evaluates its leadership structure to ensure that the structure is appropriate for Carmike and its stockholders. We recognize that different board leadership structures may be appropriate for Carmike in the future, depending upon the applicable circumstances. However, the Board of Directors believes the current leadership structure, with Mr. Passman as Chief Executive Officer and Mr. Smith as Chairman of the Board, is the appropriate structure for Carmike at this time.

Risk Oversight

The Audit Committee is primarily responsible for overseeing Carmike’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management periodically regarding Carmike’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers Carmike’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing Carmike and on Carmike’s general risk management strategy, and also ensure that risks undertaken by Carmike are consistent with the Board of Director’s risk management philosophy. While the Board of Directors oversees Carmike’s risk management, Carmike’s management is responsible for the day-to-day risk management process. This division of responsibilities is an effective approach for addressing the risks facing Carmike, and the Board’s leadership structure supports this approach.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of S. David Passman III, as Chairman, Roland C. Smith, and Alan J. Hirschfield. The Executive Committee met one time during the year ended December 31, 2012.

The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of Roland C. Smith, as Chairman, Jeffrey W. Berkman, James A. Fleming and Patricia A. Wilson. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC and applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”). In addition, the Board of Directors has determined that each member meets the requirements of a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and an “outside director” under Section 162(m) of Code. The Compensation and Nominating Committee met seven times during the year ended December 31, 2012.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering our incentive stock plans;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	assisting the Board of Directors in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing the development of executive succession plans;

•	selecting and recommending potential candidates to be nominated for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The Corporate Governance Committee consists of Patricia A. Wilson, as Chairperson, Mark R. Bell, Jeffrey W. Berkman and Sean T. Erwin. The Corporate Governance Committee met one time during the year ended December 31, 2012.

The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	overseeing the periodic evaluation of the Board of Directors and its committees as deemed appropriate;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines periodically and recommending any proposed changes to the Board of Directors for approval;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Alan J. Hirschfield, as Chairman, Mark R. Bell and Sean T. Erwin. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and Mr. Bell is designated by the Board of Directors as an “audit committee financial expert” under SEC rules, and meets the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met five times during the year ended December 31, 2012.

Director Independence

The Board of Directors annually reviews and analyzes the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, SEC rules and regulations, the Nasdaq listing standards and the Code.

The purpose of the review is to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members are inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examines transactions and relationships between directors or their affiliates and Carmike or senior management.

As a result of this review, for 2013, the Board of Directors affirmatively determined that all nominees for director are independent for purposes of serving on the Board of Directors, except for S. David Passman III. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. S. David Passman III is not considered independent because he is employed by Carmike.

Selection of Director Nominees

The Compensation and Nominating Committee is responsible for evaluating candidates for election to the Board of Directors at Carmike’s annual meeting. The Compensation and Nominating Committee also evaluates candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

General Criteria and Process.

Pursuant to its charter and the Corporate Governance Guidelines, the Compensation and Nominating Committee is responsible for reviewing with the Board of Directors, at least annually, the requisite balance of skills and areas of expertise and other appropriate qualification standards of its individual directors, as well as the composition of the Board of Directors as a whole. The Compensation and Nominating Committee will review each incumbent director’s qualifications for renomination for continued service on the Board of Directors. This assessment will include, but not be limited to, the following director qualification factors:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding Carmike’s business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board of Directors;

•	breadth of business and organizational skills, background and experience; and

•	“independence” as contemplated by applicable legal and regulatory requirements.

The Compensation and Nominating Committee will also consider these qualifications in identifying and evaluating director candidates for nomination to the Board of Directors. In addition, the Compensation and Nominating Committee generally believes that director candidates should be committed to representing the long-term interests of the stockholders, willing to devote sufficient time to carry out their duties and responsibilities effectively and committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the Committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Board Diversity

We do not have a formal policy regarding board diversity. Our Compensation and Nominating Committee currently believes that, while diversity and variety of experiences and viewpoints represented on the Board of Directors should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, gender, national origin or sexual orientation or identity. In selecting a nominee, the Compensation and Nominating Committee focuses on skills, expertise or background that would complement the existing Board of Directors.

Stockholder Recommendations of Candidates for Director

The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of director candidates recommended by stockholders. As described in the Corporate Governance Guidelines, stockholders who wish to recommend candidates for consideration by the Compensation and Nominating Committee for election at an annual meeting may submit the candidate’s name and other relevant information in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder recommended candidates when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting, or in connection with filling vacancies on the Board.

As of December 21, 2012, the Compensation and Nominating Committee had not received a recommended candidate, in connection with the 2013 Annual Meeting of Stockholders, from any stockholder or group of stockholders that had beneficially owned more than 5% of Carmike’s Common Stock for more than one year at the time of such recommendation.

For important information regarding direct stockholder nominations of directors for election at an annual meeting and stockholder proposals, please see the “Stockholder Proposals” section of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to our Common Stock beneficially owned by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management and Directors,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our Common Stock as of the dates set forth below, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
Manatuck Hill Partners, LLC (2) 1465 Post Road East Westport, CT 06880	1,616,300	9.06%

Mittleman Investment Management LLC (3) 188 Birch Hill Road Locust Valley, NY 11560	1,081,585	6.06%

(1)	Percent of class is with respect to 17,841,895 outstanding shares of Common Stock as of April 9, 2013.

(2)	According to the Schedule 13G filed February 14, 2013, Manatuck Hill Partners, LLC has shared voting and dispositive authority over the 1,616,300 shares and Manatuck Hill Scout Fund, L.P. has shared voting and dispositive authority over 877,300 of the shares.

(3)	According to the Schedule 13G/A filed February 13, 2013, by Mittleman Brothers, LLC (“Mittleman Brothers”), Master Control LLC (“Master”), Mittleman Investment Management LLC (“MIM”), and Christopher P. Mittleman, Mittleman Brothers is the sole member of Master, Master is the sole member of MIM, Mr. Mittleman is the Chief Investment Officer of MIM, and each has sole voting authority over the 1,081,585 shares and shared dispositive authority over the 1,081,585 shares.

Security Ownership of Management and Directors

Unless otherwise indicated, the following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 9, 2013 by:

•	our current directors and nominees;

•	our Named Executive Officers; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901. None of the shares below is subject to pledge.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
S. David Passman III (2)	580,716	3.20%
Richard B. Hare (3)	153,990	*
Fred W. Van Noy (4)	256,932	1.43%
Daniel E. Ellis (5)	33,156	*
John Lundin (6)	44,833	*
Jeffrey W. Berkman (7)	17,009	*
Mark R. Bell (8)	9,838	*
Sean T. Erwin (9)	4,762	*
James A. Fleming (10)	19,509	*
Alan J. Hirschfield (11)	102,759	*
Roland C. Smith (12)	33,597	*
Patricia A. Wilson (13)	27,259	*
Gary Krannacker	—	*
All directors and executive officers as a group (14 persons) (14)	1,320,868	7.14%

*	Indicates less than 1%.

(1)	Percent of class is with respect to 17,841,895 outstanding shares of our Common Stock as of April 9, 2013. In computing the percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 9, 2013 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage of ownership of any other person.

(2)	Includes options to purchase 321,666 shares, vested or vesting within 60 days of April 9, 2013.

(3)	Includes options to purchase 86,666 shares, vested or vesting within 60 days of April 9, 2013.

(4)	Includes options to purchase 181,666 shares, vested or vesting within 60 days of April 9, 2013.

(5)	Includes options to purchase 5,000 shares, vested or vesting within 60 days of April 9, 2013.

(6)	Includes options to purchase 28,333 shares, vested or vesting within 60 days of April 9, 2013.

(7)	Includes vested options to purchase 5,000 shares and 3,175 restricted stock units vesting within 60 days of April 9, 2013.

(8)	Includes 3,175 restricted stock units vesting within 60 days of April 9, 2013.

(9)	Includes 4,762 restricted stock units vesting within 60 days of April 9, 2013.

(10)	Includes 3,175 restricted stock units vesting within 60 days of April 9, 2013.

(11)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust and 3,175 restricted stock units vesting within 60 days of April 9, 2013.

(12)	Includes 5,291 restricted stock units vesting within 60 days of April 9, 2013.

(13)	Includes vested options to purchase 5,000 shares and 3,175 restricted stock units vesting within 60 days of April 9, 2013.

(14)	Includes options to purchase 664,998 shares, vested or vesting within 60 days of April 9, 2013 and 25,928 restricted stock units vesting within 60 days of April 9, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. Although we have not entered into any related party transaction during 2012, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee. A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions. No reportable transactions occurred during fiscal 2012.

COMPENSATION AND NOMINATING COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Smith, Berkman and Fleming and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2012 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

EQUITY COMPENSATION PLANS

The following table presents information as of December 31, 2012 about our Common Stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2002 Stock Plan and our 2004 Incentive Stock Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2004 Incentive Stock Plan (1)	847,500	12.32	1,317,184
Equity compensation plans not approved by stockholders	None	None	None

Total	847,500		1,317,184

(1)	As of December 31, 2012, of the 1,317,184 shares remaining available for future grant under the 2004 Incentive Stock Plan, all were available for grant as stock grants.

OTHER INFORMATION FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2012.

Stockholder Proposals

Rule 14a-8 Proposals for Our 2014 Proxy Statement

Any stockholder of Carmike who wishes to present a proposal at the 2014 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike not later than December 20, 2013. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

Stockholder Proposals of Business at an Annual Meeting

Under our By-laws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting, outside the processes of Rule 14a-8, if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary; and

•	entitled to vote at the meeting.

In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a proposal for business at the 2014 Annual Meeting between January 29, 2014 and February 28, 2014, provided however, if and only if the 2014 Annual Meeting is not scheduled to be held between April 29, 2014 and June 28, 2014, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2014 Annual Meeting; or

•	90 days prior to the date of the 2014 Annual Meeting.

The advance notice of the proposal must contain certain information specified in our By-laws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2014 Annual Meeting; and

•	as of ten business days prior to the 2014 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a proposal of business at the 2014 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

Stockholder Nominations of Directors at an Annual Meeting

Stockholders may nominate directors for election at an annual meeting without consideration by the Compensation and Nominating Committee by complying with the eligibility, advance notice and other provisions of our By-laws. Under our By-laws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the nomination to our Corporate Secretary; and

•	entitled to vote at the meeting.

The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2014 Annual Meeting between January 29, 2014 and February 28, 2014, provided however, if and only if the 2014 Annual Meeting is not scheduled to be held between April 29, 2014 and June 28, 2014, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2014 Annual Meeting; or

•	90 days prior to the date of the 2014 Annual Meeting.

The advance notice of the nomination must contain certain information specified in our By-laws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2014 Annual Meeting; and

•	as of ten business days prior to the 2014 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a nomination for the 2014 Annual Meeting must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

In order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the deadline date for stockholder proposals determined pursuant to our By-laws, as described above.

Contact Information

Stockholder proposals should be sent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, our non-executive Chairman or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of our 2012 Annual Report to stockholders (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2012 Annual Report on Form 10-K filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of the notice of internet availability of proxy materials or this proxy statement and Carmike’s 2012 Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the notice of internet availability of proxy materials or the annual report and proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the notice of internet availability of proxy materials or the proxy statement and annual report may contact the Corporate Secretary by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the notice of internet availability of proxy materials or the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the proxy card or voting over the internet or by telephone.

REVOCABLE PROXY CARMIKE CINEMAS, INC.
YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail.

To Vote by Telephone:

Call 1-866-273-7508 Toll-Free on a Touch-Tone

Phone anytime prior to 3 a.m., May 29, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/ckec prior to 3 a.m., May 29, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐
Mark here for address change. ☐

Annual Meeting Materials are available at: http://www.cfpproxy.com/5234	Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1. Election of Directors:		For ☐	With- hold ☐	For All Except ☐		For	Against	Abstain
					2. Ratification of appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

						For	Against	Abstain
Nominees:					3. Approve, on an advisory basis, the executive compensation.	☐	☐	☐
(01) Mark R. Bell	(04) James A. Fleming	(07) Roland C. Smith
(02) Jeffrey W. Berkman	(05) Alan J. Hirschfield	(08) Patricia A. Wilson
(03) Sean T. Erwin	(06) S. David Passman III

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

CARMIKE CINEMAS, INC. — ANNUAL MEETING, MAY 29, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5234

You can vote in one of three ways:

1.	Call toll free 1-866-273-7508 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/ckec and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

CARMIKE CINEMAS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2013

9:00 am

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints S. DAVID PASSMAN III, FRED W. VAN NOY and DANIEL E. ELLIS, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on April 5, 2013 with respect to the Proposals set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m. local time, on Wednesday, May 29, 2013, and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO AND THREE.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Proposals one, two and three.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

5234